UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.__)

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FPIC Insurance Group, Inc.
(Name of Registrant as Specified in its Charter)

_____________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FPIC INSURANCE GROUP, INC.
225 Water Street, Suite 1400
Jacksonville, Florida 32202

Notice of Annual Meeting of Shareholders

April 11, 2008

Dear Shareholder:

You are invited to join us at our annual meeting of shareholders to be held on Friday, June 6, 2008, at 10:00 a.m., eastern time, at the Omni Hotel, 245 Water Street, Jacksonville, Florida.

The annual meeting will be held for the following purposes:

1.	To elect two directors to serve until their terms expire.
2.	To approve the adoption of the FPIC Insurance Group, Inc. 2008 Senior Executive Annual Incentive Plan.
3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for 2008.

At the annual meeting, we will also transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

The Board of Directors has set April 1, 2008, as the record date for the meeting.  This means that shareholders at the close of business on that date are entitled to receive this notice of the meeting and to vote at the meeting.  A list of our shareholders of record as of the record date will be available for inspection by any shareholder at the meeting and for a period of ten days prior to the meeting and continuing through the meeting at our principal executive offices.

Your vote is important.  Even if you plan to attend the annual meeting, please vote, as instructed in your enclosed proxy/voting instruction card, via the Internet or the telephone as promptly as possible to ensure that your vote is recorded.  Alternatively, you may complete your paper proxy/voting instruction card and submit your vote by mail.  If you attend the meeting and your shares are registered in your name, you may withdraw your proxy at that time and vote your shares in person.

Jacksonville, Florida	Very truly yours,
April 11, 2008
/s/ John R. Byers
John R. Byers
President and Chief Executive Officer

/s/ T. Malcolm Graham
T. Malcolm Graham
Secretary

i

FPIC INSURANCE GROUP, INC.
225 Water Street, Suite 1400
Jacksonville, Florida 32202

April 11, 2008

Proxy Statement
Annual Meeting of Shareholders
To Be Held June 6, 2008

The Board of Directors of FPIC Insurance Group, Inc. (which we refer to as “the Company,” “FPIC,” “us,” “we,” or “our”) is furnishing you this Proxy Statement in connection with the solicitation of proxies to be voted at our 2008 annual meeting of shareholders.  The meeting will be held Friday, June 6, 2008, at the Omni Hotel, 245 Water Street, Jacksonville, Florida, at 10:00 a.m., eastern time.

Our annual report to shareholders for 2007, this Proxy Statement, and the accompanying proxy/voting instruction card are being distributed on or about April 11, 2008 to shareholders entitled to vote.

All properly executed written proxies that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked before the meeting.  Your proxy may also be voted at any adjournments or postponements of the meeting.

Only holders of record of shares of common stock at the close of business on April 1, 2008 are entitled to vote at the meeting or at adjournments or postponements of the meeting.  Each holder of record on the record date is entitled to one vote for each share of common stock held.  At the close of business on April 1, 2008, we had 8,912,131 shares of common stock issued and outstanding.

Questions and Answers about the Meeting and Voting

What is a proxy?

A proxy is your legal designation of another person to vote shares you own.  If you designate someone as your proxy in a written document, that document is called a proxy or a proxy/voting instruction card.  The enclosed proxy/voting instruction card names two of our officers as proxies for the 2008 annual meeting of shareholders.  These two officers are Pamela D. Harvey, Vice President and Controller, and Becky A. Thackery, Vice President and Director of Internal Audit.

What is a proxy statement?

A proxy statement is a document that the federal securities laws and regulations require us to give you when we ask you to sign a proxy/voting instruction card designating proxies to vote on your behalf.  This Proxy Statement is being distributed on or about April 11, 2008 to shareholders entitled to vote at the meeting.

 What different methods can I use to vote?

You may vote:

—	by telephone;
—	over the Internet;
—	by mail; or
—	in person at the annual meeting.

Even if you plan to attend the annual meeting, you may vote by telephone, over the Internet or by mail.  Please carefully read the instructions below on how to vote your shares.  Because the instructions vary depending on how you hold your shares and the method you use to vote, it is important that you follow the instructions that apply to your particular situation.

How do I vote if my shares are held in my name?

Via the Internet

You can simplify your voting by voting your shares via the Internet as instructed on your proxy/voting instruction card.

Voting by telephone

Your proxy/voting instruction card includes a toll-free number you can call to vote.  Call this number on a touch-tone phone with your proxy/voting instruction card in hand and listen for further instructions.

Voting by mail

You may elect to vote by mail.  To do this, you should complete, sign and date your proxy/voting instruction card and mail it in the postage-paid envelope provided to you with this Proxy Statement.

Voting in person at the meeting

If you plan to attend the annual meeting, you can vote in person.  To vote in person at the annual meeting, you will need to bring proper personal identification and evidence of your share ownership with you to the annual meeting.

What is the difference between a shareholder of record and a shareholder who holds shares in “street name?”

If your shares are registered in your name, you are a shareholder of record.

If your shares are in the name of your broker or bank or other nominee, your shares are held in “street name.”

How do I vote if my shares are held in street name?

Voting by mail, telephone or the Internet

If your shares are held in street name, you should vote your shares using the method directed by your broker, bank or other nominee.  A large number of banks and brokerage firms participate in online or telephone voting programs.  These programs provide eligible street name shareholders the opportunity to vote over the Internet or by telephone.  Voting forms will provide instructions for shareholders whose banks or brokerage firms are participating in such programs.

Voting by person at the meeting

If you plan to attend the annual meeting and to vote in person, you should contact your broker, bank or other nominee to obtain a broker’s proxy and bring it, together with proper personal identification and your account statement or other evidence of your share ownership, with you to the annual meeting.

How do I vote shares held in the FPIC Insurance Group, Inc. Defined Contribution Plan?

If you are a participant in our Defined Contribution Plan (“401(k) Plan”) and you own shares of FPIC common stock through the 401(k) Plan, we will send you a voting instruction form for all shares of FPIC common stock you own through the 401(k) Plan.  If you do not provide voting instructions for such shares, those shares will be voted by the trustee in the same proportion as the shares for which other participants have timely provided voting instructions.

What is the record date and what does it mean?

The record date for the 2008 annual meeting of shareholders is April 1, 2008.  The Board of Directors, as required by law, has established the record date.  Each holder of FPIC common stock at the close of business on the record date is entitled:

—	to receive notice of the meeting; and
—	to vote one vote for each share of FPIC common stock held on the record date at the meeting and at any adjournments or postponements of the meeting.

How many shares can be voted and what is a quorum?

A quorum is the minimum number of shares that must be represented in person or by proxy in order for us to conduct the annual meeting.  As of the close of business on the record date, there were 8,912,131 shares of FPIC common stock outstanding and approximately 1,619 holders of record.  The attendance by proxy or in person of, or voting by telephone or over the Internet by, holders of a majority of the shares of FPIC common stock entitled to vote at the annual meeting, or 4,456,066 shares of FPIC common stock, will constitute a quorum to hold the annual meeting.  If you grant your proxy, your shares will be considered part of the quorum.

How can I change my vote after I return my proxy/voting instruction card or vote by telephone or over the Internet?

You can revoke a proxy and change your vote at any time before the final vote at the annual meeting by any one of the following actions:

—	giving written notice to our Secretary;
—	delivering a later-dated proxy;
—	subsequently voting by telephone or over the Internet; or
—	voting in person at the meeting.

If your shares are held in street name, you must contact your broker, bank or other nominee to revoke your proxy.

Who counts the votes?

We have retained BSG Broadridge Tabulation Services to tabulate the proxies.  T. Malcolm Graham, Secretary of the Company, has been designated as the inspector of elections for the 2008 annual meeting of shareholders to certify the results of voting.

What are your voting choices when voting for nominees for director standing for election?

In voting on the election of the two nominees for director to serve until their terms expire, you may vote in one of the following ways:

—	in favor of all nominees;
—	withhold votes as to all nominees; or
—	withhold votes as to a specific nominee.

What vote is needed to elect directors?

Directors will be elected by a plurality of the votes cast by the shareholders voting at the meeting.  A plurality of the votes, as distinguished from a majority, is the greatest number of votes cast by those voting.  Non-voted shares and shares the votes of which are withheld will not affect the outcome of the election of directors.  The Board of Directors recommends a vote FOR each of the nominees.

What vote is needed to approve the adoption of the FPIC Insurance Group, Inc. 2008 Senior Executive Annual Incentive Plan?

Approval of the adoption of the FPIC Insurance Group, Inc. 2008 Senior Executive Annual Incentive Plan requires that the number of votes cast at the meeting in favor of the proposal exceed the number of votes cast against.  Because abstentions and broker non-votes are not considered to be “votes cast,” they will have no legal effect on the voting for the proposal.  The Board of Directors recommends a vote FOR the adoption of the FPIC Insurance Group, Inc. 2008 Senior Executive Annual Incentive Plan.

What vote is needed to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for 2008?

Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for 2008 requires that the number of votes cast at the meeting in favor of the proposal exceed the number of votes cast against.  Because abstentions and broker non-votes are not considered to be “votes cast,” they will have no legal effect on the voting for the proposal.  The Board of Directors recommends a vote FOR ratification of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for 2008.

What if a shareholder does not specify a choice for a matter when voting or returning a proxy/voting instruction card?

If you vote via the Internet, by telephone or by mailing a proxy/voting instruction card without indicating your choice for a matter, we will vote your shares consistent with the recommendations of our Board of Directors as stated in this Proxy Statement.  If any other matters are properly presented at the annual meeting for consideration, then the persons named on your proxy will have discretion to vote for you on those matters.  As of the date of this Proxy Statement, we knew of no other matters to be presented at the Annual Meeting.

How are abstentions and broker non-votes counted?

Abstentions and broker non-votes will be counted as present for quorum purposes but otherwise will have no effect on the matters voted upon at the meeting.

Where can I find the results of voting at the annual meeting?

We will announce the preliminary voting results at the meeting.  We will publish the final voting results in our Quarterly Report on Form 10-Q for the second quarter of fiscal year 2008 filed with the Securities and Exchange Commission (“SEC”).

Proposal 1
Election of Directors

We have a classified Board of Directors, with three classes of directors.  Members of each class hold office for three-year terms, and the terms of the classes are staggered so that the term of one class terminates each year.  The Board of Directors has fixed the number of directors at 10.

Two directors are to be elected at the 2008 annual meeting of shareholders to hold office until 2011 or until their successors are elected and qualified.  The Nominating Committee of our Board of Directors has nominated for re-election the two incumbent directors whose current terms of office expire at the annual meeting:  Kenneth M. Kirschner and David M. Shapiro, M.D.  Each of the nominees has consented to stand for election.  If, for any reason, either of the nominees is not a candidate when the election occurs, the enclosed proxy may be voted for a substitute nominee.  The Board of Directors does not anticipate that either nominee will not be a candidate.

In accordance with the provisions of our bylaws, which do not permit a director to stand for re-election after he or she has attained the age of 70, Guy T. Selander, M.D. will be retiring from service as a member of our Board of Directors at the annual meeting.  Dr. Selander has made a significant contribution to us over many years.  Dr. Selander has served as a Director of the Company since its formation in 1996 and as a director of the Company’s First Professionals Insurance Company, Inc. (“First Professionals”) subsidiary from 1989 to 2006 and as its Chairman from 2000 to 2006.

None of our directors, including the nominees, is related to a nominee or any other director, or to any of our executive officers, by blood, marriage or adoption.  Further information regarding our directors is set forth below.

Nominees for Election - Terms Expiring in 2008

Kenneth M. Kirschner, 65, currently serves as Chairman of the Board of Directors.  Mr. Kirschner is a member of the law firm of Kirschner & Legler, P.A. ("Kirschner & Legler") and counsel to the law firm of Smith, Gambrell & Russell, LLP.  From 1998 until the formation of Kirschner & Legler in 2001, Mr. Kirschner was a partner in the Jacksonville office of the law firm of Holland & Knight LLP and, subsequently, of counsel to the law firm of Dewey & LeBoeuf LLP.  Prior to 1998, Mr. Kirschner was a shareholder of Kirschner, Main, Graham, Tanner & Demont, P.A., a Jacksonville, Florida, law firm.  As an attorney, Mr. Kirschner specializes in corporate and corporate governance matters, finance, and mergers and acquisitions.  Mr. Kirschner served as General Counsel of the Company from January 2006 until March 2007.  He has served as a director of the Company since 2002 and served as Vice Chairman of the Board of Directors of the Company from 2005 to 2007.

David M. Shapiro, M.D., 54, is a partner in Ambulatory Surgery Center LLC, an ambulatory surgery center consulting company.  Dr. Shapiro served as the senior vice president of Medical Affairs for Surgis, Inc. (“Surgis”), an ambulatory surgery center management company, until its sale in 2006.  Prior to joining Surgis in 2000, Dr. Shapiro engaged in the private practice of anesthesiology in Fort Myers, Florida.  Dr. Shapiro serves on the board of the Ambulatory Surgery Center Association, as its chair, as well as the Florida Society of Ambulatory Surgery Centers, as chair-elect.  He is also co-chair of the Ambulatory Surgery Quality Alliance.  Dr. Shapiro holds designations both as a Certified Professional in Healthcare Risk Management (CHPRM) from the American Hospital Association and as Certified in Healthcare Compliance (CHC) from the Healthcare Compliance Certification Board.  Dr. Shapiro has served as a director of the Company since 1996 and served as Vice Chairman of the Board of Directors of the Company from 1999 to 2005.  Dr. Shapiro also served as a director of First Professionals from 1996 to 2006 and served on its Advisory Board from 2006 to 2007.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

Incumbent Directors Whose Terms Expire in 2009

Richard J. Bagby, M.D., 67, is engaged in the private practice of diagnostic radiology and nuclear medicine in Orlando, Florida.  Dr. Bagby has practiced medicine since 1972.  In 2000, Dr. Bagby joined Boston Diagnostic Imaging Centers and Open MRI of Sanford as its medical director.  Dr. Bagby is a past president of the Florida Medical Association (“FMA”) and has served as a director of the Company since its formation in 1996.  Dr. Bagby also served as a director of First Professionals from 1993 until 2006 and served on its Advisory Board from 2006 to 2007.

Robert O. Baratta, M.D., 67, is chairman and chief executive officer of Ascent, L.L.C. (“Ascent”), an ambulatory surgery center development and management company.  Prior to joining Ascent in 2004, Dr. Baratta was president, chief executive officer and vice chairman of the board of directors of Ecosphere Technologies, Inc., formerly known as UltraStrip Systems, Inc. (“Ecosphere”), an environmentally protective marine industrial company.  Prior to joining Ecosphere in 2001, Dr. Baratta engaged in the private practice of ophthalmology in Stuart, Florida, where he served as president and chairman of the board of directors of Stuart Eye Institute.  Dr. Baratta began practicing medicine in 1973.  He has served as a director of the Company since its formation in 1996 and served as Chairman of the Board of Directors from 1999 until May 2007.  Dr. Baratta currently serves as Immediate Past Chairman of the Board of Directors.  Dr. Baratta also served as a director of First Professionals from 1993 to 2000.

John R. Byers, 53, is President and Chief Executive Officer of the Company.  Mr. Byers joined us in January 1999 as Executive Vice President and General Counsel and has served as our President and Chief Executive Officer since July 2000.  Mr. Byers also serves as a director of Florida Bank Group, Inc., a Florida bank holding company, and its subsidiary, Florida Bank Jacksonville.  Before joining us, Mr. Byers was a partner in the Jacksonville office of the Dewey & LeBoeuf LLP law firm from 1988 until 1998.

Terence P. McCoy, M.D., 63, is a recently retired physician and a former member of the Florida Board of Medicine where he chaired the expert witness committee.  He also served as president of the FMA, and as chief of the medical staff at Tallahassee Memorial Hospital.  He was a Florida delegate to the American Medical Association (“AMA”) where he was elected to the AMA Council on Constitution & Bylaws.  Dr. McCoy holds a faculty appointment at the Florida State University College of Medicine.  He was a founding member and later chairman of the board of Healthplan Southeast, and is now actively involved in management of property and financial holdings.  Dr. McCoy has served as a director of the Company since 2003.  Dr. McCoy also served as a director of First Professionals from 1998 to 2006 and served on its Advisory Board from 2006 to 2007.

Incumbent Directors Whose Terms Expire in 2010

John K. Anderson, Jr., 59, is managing partner of Bott-Anderson Partners, Inc. (“Bott-Anderson”), an investment consulting firm headquartered in Ponte Vedra Beach, Florida, and a senior advisor to Brown Gibbons Lang & Company (“Brown Gibbons”), an investment banking firm headquartered in Cleveland, Ohio.  Prior to joining Brown Gibbons in September 2007 and Bott-Anderson in April 2003, Mr. Anderson was executive vice president, treasurer, chief financial officer and secretary of American Heritage Life Investment Corporation (“American Heritage”), a life insurance company headquartered in Jacksonville, Florida, wholly owned by The Allstate Corporation.  From 1993 until he joined American Heritage in January 1996, Mr. Anderson served as chief executive officer of E.G. Baldwin & Associates, Inc., a regional distributor of medical imaging products and services to hospitals and other medical providers based in Cleveland, Ohio.  Prior to that, he was president and chief executive officer of Capitol American Life Insurance Company based in Cleveland, Ohio, and before that executive vice president and chief financial officer of Baptist Health Systems, Inc., in Jacksonville, Florida.  Mr. Anderson is also chairman of the board of directors of Baptist Medical Center Beaches in Jacksonville Beach, Florida.  Mr. Anderson is a former certified public accountant, a registered financial principal and a chartered life underwriter.  Mr. Anderson has served as a director of the Company since 2001 and is currently Vice Chairman of the Board of Directors.

M. C. Harden, III, 55, has served as chairman of the board, president and chief executive officer of Harden & Associates, Inc. (“Harden & Associates”), an insurance broker and risk management and employee benefits consultant located in Jacksonville, Florida, since 1976.  Mr. Harden also serves on a number of community and corporate boards, including the board of directors of Baptist Health System, Inc.  Mr. Harden formerly served as chair of the Jacksonville Regional Chamber of Commerce.  Mr. Harden also served as chairman of the Jacksonville Economic Development Commission from 2003 to 2007.  Mr. Harden has served as a director of the Company since 2001.

John G. Rich, 52, was appointed a director of the Company by the Board of Directors in November 2003 and was elected by the shareholders to the Board of Directors in 2004.  Mr. Rich is a partner of Rich & Intelisano, LLP in New York, New York, a law firm specializing in securities and commodities litigation and arbitration.  Mr. Rich has practiced law in New York since 1982.

Joan D. Ruffier, 68, currently serves on various state and community boards, including the University of Florida Foundation, where she served as president from 1998 until 2000, the University of Central Florida Foundation, and Shands Healthcare.  Ms. Ruffier formerly served on the Board of Overseers of Rollins College.  Ms. Ruffier has also served on various corporate boards, including Florida Progress Corporation and its subsidiary, Florida Power Corporation, the Federal Reserve Bank of Atlanta and SunTrust Bank, Orlando.  Ms. Ruffier was general partner of Sunshine Cafes, located in Jacksonville, Florida and Orlando, Florida, from 1987 until 1998.  Before joining Sunshine Cafes, Ms. Ruffier was a certified public accountant with Colley, Trumbower & Howell in Orlando, Florida, from 1982 until 1986.  Ms. Ruffier has served as a director of the Company since 2002.

Corporate Governance

Pursuant to the Florida Business Corporation Act and our articles of incorporation and bylaws, our business is managed under the direction of our Board of Directors.  Members of the Board are kept informed of our business through discussions with our President and Chief Executive Officer and other officers, by reviewing materials provided to them, and by participating in meetings of the Board and its committees.  In addition, to promote open discussion among our non-management directors, those directors meet in regularly scheduled executive sessions without management participation.

Our Board of Directors has a strong commitment to sound and effective corporate governance practices.  We maintain a corporate governance page on our Internet website (www.fpic.com), which includes key information about our corporate governance initiatives, including our Code of Conduct for Directors, Officers and Employees, our Code of Ethics, our Corporate Governance Guidelines, and the charters of our Audit, Compensation, Governance and Nominating Committees.  The charter of our Nominating Committee contains our policy and procedures for nominations to our Board of Directors.

Code of Conduct; Code of Ethics; Corporate Governance Guidelines

In 2004, our Board of Directors adopted our Code of Conduct, which sets forth the fundamental legal and ethical principles for conducting all aspects of our business.  Our Code of Conduct applies to all directors, officers and employees of the Company and its subsidiaries, as well as to agents and representatives doing business on our behalf.  Our Code of Conduct, together with specific policies and procedures, outlines the behavior expected of such individuals in carrying out their daily activities within appropriate ethical and legal standards.  Our Code of Conduct is available on the Corporate Governance page of our website (www.fpic.com).

We have also adopted a Code of Ethics, which applies to our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions for us.  The Code of Ethics is also available on the Corporate Governance page of our website (www.fpic.com).

In 2006, our Board of Directors adopted our Corporate Governance Guidelines.  Our Governance Committee is responsible for overseeing the Corporate Governance Guidelines and for reporting and making recommendations to our Board concerning corporate governance matters.  Our Corporate Governance Guidelines address matters including board composition, director independence, selection of Board nominees, Board membership criteria, director compensation, mandatory retirement, meetings, executive sessions of non-management directors, evaluation of the performance of the Chief Executive Officer, committees, succession planning, director responsibilities, orientation and continuing education, and self-evaluation of the Board and Board committees.  A copy of our Corporate Governance Guidelines is available on the Corporate Governance page of our website at (www.fpic.com).

Board of Directors’ Meeting Attendance

Our Board of Directors held five meetings during 2007, and committees of the Board of Directors held a total of 32 meetings.  Overall aggregate attendance at such meetings was more than 99%.  Each director attended more than 75% of the aggregate of all meetings of the Board of Directors and of the committees on which he or she served during 2007.

The Board of Directors has adopted a policy that encourages all our directors to attend our annual meeting of shareholders.  All of our directors attended the 2007 annual meeting.

Director Independence

Our Board of Directors has determined that all of our directors, other than John R. Byers, our President and Chief Executive Officer, are “independent,” in accordance with the current rules of The NASDAQ Stock Market (“NASDAQ”).

Except as discussed below, none of our independent directors has any relationship with us except as directors and stockholders.  In determining the independence of Dr. Bagby, our Board considered the fact that he is a policyholder of our First Professionals subsidiary.  In determining the independence of Drs. Bagby, McCoy, Selander and Shapiro, our Board considered their current membership in, and past positions with, the FMA, which has endorsed our medical professional liability insurance program, and its related organizations.  In determining the independence of Mr. Kirschner, our Board considered that Mr. Kirschner served as our General Counsel from January 1, 2006 until March 2007.  Our Board also considered the transactions and relationships described below under the heading Certain Relationships and Related Transactions.

Board Committees

The Board of Directors has established an Audit Committee, a Claims and Underwriting Committee, a Compensation Committee, an Executive Committee, a Governance Committee, an Investment Committee, a Nominating Committee, and a Strategic Planning Committee.

The following table lists the current members of each of the Committees and the number of meetings held during 2007.

	AUDIT	CLAIMS AND UNDERWRITING	COMPENSATION	EXECUTIVE	GOVERNANCE	INVESTMENT	NOMINATING	STRATEGIC PLANNING
John K. Anderson, Jr.*	Chair			X	X	X	Chair
Richard J. Bagby, M.D.*		X	Chair		X		X
Robert O. Baratta, M.D.*		X		X	X			X
John R. Byers				X	X
M.C. Harden, III*		X				X		X
Kenneth M. Kirschner*				Chair	Chair	X		X
Terence P. McCoy, M.D.*	X	X				Chair	X
John G. Rich*	X		X				X	X
Joan D. Ruffier*	X		X	X			X	Chair
Guy T. Selander, M.D.*		X	X			X	X
David M. Shapiro, M.D.*		Chair	X			X	X
Number of Meetings	8	2	6	2	5	5	1	3

* Independent Directors.

The Audit Committee.  The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is composed entirely of nonemployee directors, all of whom are considered independent under SEC and NASDAQ rules.  The Board of Directors has determined that John K. Anderson, Jr., who has served on the Audit Committee since 2001 and as its chairman since 2003, satisfies the criteria for “audit committee financial expert” and that he is “independent” under SEC and NASDAQ rules.  For more information on Mr. Anderson’s background, see his biographical information under Proposal 1. Election of Directors.

The Audit Committee oversees our accounting, financial reporting and internal control processes and audits of our financial statements and provides assistance to the Board of Directors with respect to its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered certified public accounting firm (“Independent Accounting Firm”), and the performance of our internal audit function.

The duties of the Audit Committee include, among other things:
—	Directly appointing, compensating, retaining, terminating and overseeing our Independent Accounting Firm;
—	Pre-approving, or adopting appropriate procedures to pre-approve, all audit services, internal control-related services and non-audit services to be provided by our Independent Accounting Firm;
—
Reviewing and discussing with our Independent Accounting Firm and management any major issues regarding accounting principles and financial statement presentations, including any significant changes in the selection or application of accounting principles, and major issues concerning the adequacy of our internal controls and any special audit steps adopted in light of any material control deficiencies, and the effect of regulatory and accounting initiatives as well as off balance sheet structures on our financial statements;

—	Reviewing and discussing with our Independent Accounting Firm and management significant risks and exposures, if any, and the steps to monitor and minimize such risks and exposures;
—	Reviewing and discussing our earnings press releases;
—
Reviewing and discussing with our Independent Accounting Firm and management quarterly and year-end operating results, reviewing interim financial statements prior to their inclusion in Form 10-Q filings, and recommending to the Board of Directors the inclusion of the financial statements in our Annual Report on Form 10-K; and

—
Reviewing and discussing disclosures made to the Audit Committee by our Chief Executive Officer and Chief Financial Officer during their certification process for our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses in internal controls or about any fraud involving management or other employees who have a significant role in our internal controls.

For more details regarding the duties and responsibilities of the Audit Committee, please refer to the Report of the Audit Committee below.

The Claims and Underwriting Committee. The Claims and Underwriting Committee performs various functions with respect to our insurance underwriting and claims-related matters.

The Compensation Committee. The Compensation Committee is composed entirely of nonemployee directors considered independent under SEC and NASDAQ rules.  The Compensation Committee establishes our executive compensation.  For more detailed information regarding the Compensation Committee’s administration of our executive compensation program, please refer to the Compensation Discussion and Analysis below.

The Compensation Committee has a written charter, which is available on our website (www.fpic.com).

           The Executive Committee. The Executive Committee may exercise the powers of the Board of Directors, subject to the limitations of Florida law, whenever the Chairman of the Board of Directors determines that it is not practical for the full Board of Directors to meet and action is required to be taken on matters that the Chairman of the Board determines to be of an urgent nature.

The Governance Committee.  A majority of the members of the Governance Committee is comprised of nonemployee directors considered independent under SEC and NASDAQ rules.  Only Mr. Byers is not considered independent.

The Governance Committee’s responsibilities are, among other things, to:

—
Ensure that the Board of Directors is independent, effective, competent and committed to enhancing shareholder value.  To this end, the Committee provides input to the Nominating Committee in connection with that Committee’s selection and nomination (or re-nomination) of individuals who provide the needed qualities and competencies that the Board may require from time to time;

—	Oversee director remuneration, including equity compensation under the Director Stock Plan;
—	Review and jointly recommend with both the Chairman and Vice-Chairman of the Board all nominations for committee memberships (including the Committee itself) and their terms of office;
—
Develop and implement methods for evaluating the performance and effectiveness of each director, the Board as a whole, the Chairman of the Board, the Vice-Chairman of the Board, the Chief Executive Officer, and all Board committees and their chairmen;

—	Oversee the senior management succession plan;
—	Develop and recommend to the Board a set of Corporate Governance Guidelines and a Code of Conduct and Ethics and review these at least annually; and
—	Review and, if desirable, suggest revisions to the Company’s Bylaws on a periodic basis.

      The Governance Committee has a written charter, which is available on our website (www.fpic.com).

The Investment Committee. The Investment Committee oversees our investment policy with respect to portfolio investments and recommends such investment policy to the Board of Directors for its approval.

The Nominating Committee.  The Nominating Committee is comprised solely of directors considered independent under SEC and NASDAQ rules.  There is a subcommittee of the Nominating Committee known as the “Nomination Review Subcommittee,” which is comprised of the members of the Nominating Committee who are also members of the Governance Committee.

The Nomination Review Subcommittee has the duty and responsibility to:

—	Identify, interview and recruit candidates for the Board, based on, among other qualifications, his or her capability, availability to serve, conflicts of interest, and other relevant factors; and
—	Select proposed nominees for directors (whether for election by shareholders or to fill a vacancy) and present them to the Board for its views and input.

As part of its selection process, the Nomination Review Subcommittee considers timely suggestions from any member or committee of the Board and may consider recommendations from other sources of director candidates.  The Nomination Review Subcommittee also will, if warranted, investigate and interview such candidates and report its conclusions with respect to each person considered (whether or not investigated or interviewed) to the Board.

The Nomination Review Subcommittee will also consider nominees timely proposed by shareholders in the manner set forth below in this Proxy Statement from time to time.

The Nominating Committee has the duty and responsibility to choose any person or persons it may select in its sole discretion (whether or not such person had been considered by the Board) for nomination as a director or to fill any vacancy existing on the Board, but only after the Nomination Review Subcommittee will have presented its selections to, and received the views of and input from, the Board.  The Nominating Committee also is to establish such other policies and procedures as it deems appropriate to be followed in the selection of directors and nominees for directors.

In evaluating director nominees, among other things, the needs of the Board of Directors and its committees and the qualifications of sitting directors are considered.  While the Nominating Committee has no specific, minimum qualifications for directors or director nominees, in general terms, the Nominating Committee considers, among other things, the following criteria: (i) personal and professional integrity; (ii) achievements and skills; (iii) personal attributes, including leadership abilities, strength of character, ethics, practical wisdom, mature judgment, inquisitiveness and independence of mind, interpersonal skills, including the ability to work together with other members to make a contribution to the work of the Board of Directors and its committees, and the ability and willingness to commit the necessary time required for membership on the Board and its committees; and (iv) experience attributes, including education, expertise, industry knowledge, business knowledge, financial acumen, special expertise, and diversity of viewpoints.  The Nominating Committee believes that members should represent a balance of diverse backgrounds and skills relevant to our needs that together ensure a strong board of directors.  The same criteria are applied to shareholder-recommended nominees.

The Nominating Committee has a written charter, which is available on our website (www.fpic.com).

The Strategic Planning Committee. The Strategic Planning Committee has responsibility for (i) providing broad strategic direction; (ii) considering strategic implications; (iii) providing oversight of strategic activities; and (iv) considering alignment of corporate activities with long-term strategic goals and direction.  The Strategic Planning Committee also establishes budgetary guidelines and processes for us, the Board of Directors and the Board of Directors’ committees and oversees the budgeting function.

Director Compensation

The following describes the various elements of our director compensation program.

Annual Board Retainers.  An annual retainer of $60,000 is paid to each member of the Board of Directors who is not an employee of ours, subject to reduction as determined by the Board of Directors in the event a director is absent from more than 25% of the Board of Directors’ meetings during any calendar year.  The Chairman of the Board receives an additional annual Board fee of $25,000 and the Vice Chairman of the Board and the Immediate Past Chairman of the Board receive an additional annual Board fee of $6,000.

Annual Committee Retainers.  Annual retainer fees to the nonemployee chairmen of the committees of the Board of Directors are paid as follows:

Chairman
Audit	$9,000
Compensation	$5,000
Governance	$2,500
Executive	—
Nominating	—
All Other	$2,500

Fees for Off-Cycle Meetings.  A fee of $650 is paid to each nonemployee member of the Board of Directors for attendance at any “Off-Cycle” meeting of the Board of Directors or any Committee of the Board of Directors (regardless of whether the Director is a member of that Committee).  “Off-Cycle” means (i) any meeting of the Board of Directors in excess of five meetings per year and (ii) any meeting of any Committee of the Board of Directors not coinciding with a regularly scheduled meeting of the Board of Directors.

Equity Compensation. Each nonemployee member of the Board of Directors receives on the date of each of our annual meetings of shareholders an award under our Amended and Restated Director Stock Plan (the “Director Stock Plan”) of 1,000 shares of restricted common stock, which fully vest on the first anniversary of the date of grant.  In addition, any new nonemployee directors will receive on the date of their initial election to the Board of Directors an award under our Director Stock Plan of 1,000 shares of restricted common stock, which will fully vest on the first anniversary of the date of grant.

Payment or Reimbursement for Reasonable Expenses. Reasonable expenses incurred by a director for attendance at meetings of the Board of Directors and its committees are paid or reimbursed by us.

Deferred Compensation Plan. We also offer our directors a nonqualified deferred compensation plan, under which directors may defer all or a portion of their fees earned as directors.  Under this plan, deferred fees will be paid, as adjusted for investment gains or losses, at such time in the future as specified by the participating director under the terms of the plan.

Insurance Coverages. We also provide our nonemployee directors with coverage under a group accidental death and dismemberment policy that provides up to a $500,000 benefit.  We pay for this coverage, and the aggregate cost of this coverage for all nonemployee directors during 2007 was approximately $3,100.  If they desire, and at their own expense, we also include our nonemployee directors in our group health insurance plan.

      The following table provides the information specified with respect to compensation of our nonemployee Directors during 2007.

Director Compensation
for the Year Ended December 31, 2007

	Fees Earned
	or	Stock	Option
	Paid in Cash	Awards	Awards	Total
Name	($)	($) (1) (3)	($) (2) (3)	($)
John K. Anderson, Jr.	85,150	42,832	10,578	138,560
Richard J. Bagby, M.D.	71,750	42,832	10,578	125,160
Robert O. Baratta, M.D.	87,025	42,832	10,578	140,435
M. C. Harden, III	61,150	42,832	10,578	114,560
Kenneth M. Kirschner	82,983	42,832	10,578	136,393
Terence P. McCoy, M.D.	76,983	42,832	10,578	130,393
John G. Rich	70,900	42,832	10,578	124,310
Joan D. Ruffier	75,150	42,832	10,578	128,560
Guy T. Selander, M.D.	60,150	42,832	10,578	113,560
David M. Shapiro, M.D.	66,150	42,832	10,578	119,560

(1)
The amounts included in the “Stock Awards” column represent the compensation cost recognized by the Company in 2007 related to awards of restricted stock to directors, computed in accordance with Statement of Financial Accounting Standards No. 123R.  During 2007, each director received an award of 1,000 shares of restricted stock with a grant date fair value of $46.38.  For a discussion of valuation assumptions, see Note 9, Share-Based Compensation Plans, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(2)
The amounts included in the “Option Awards” column represent the compensation cost recognized by the Company in 2007 related to stock option awards to directors in prior years, computed in accordance with Statement of Financial Accounting Standards No. 123R.  For a discussion of valuation assumptions, see Note 9, Share-Based Compensation Plans, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(3)	At December 31, 2007, the following directors had the total number of shares underlying outstanding unexercised options and the total number of shares of outstanding unvested restricted stock:
	Shares Underlying Stock Options	Shares of Restricted Stock
John K. Anderson, Jr.	25,000	1,000
Richard J. Bagby, M.D.	15,000	1,000
Robert O. Baratta, M.D.	15,000	1,000
M.C. Harden, III	25,000	1,000
Kenneth M. Kirschner	20,000	1,000
Terence P. McCoy, M.D.	15,000	1,000
John G. Rich	5,000	1,000
Joan D. Ruffier	20,000	1,000
Guy T. Selander, M.D.	34,700	1,000
David M. Shapiro, M.D.	38,000	1,000

Executive Compensation

Executive Officers

The following table lists our executive officers and sets forth certain information concerning them.

Name	Age	Position	Executive Officer Since
John R. Byers	53	President and Chief Executive Officer	1999
Charles Divita, III	38	Chief Financial Officer	2006
Robert E. White, Jr.	61	President of insurance subsidiaries	2006

For information regarding Mr. Byers, see “Proposal 1. Election of Directors – Incumbent Directors Whose Terms Expire in 2009.”

Mr. Divita became Chief Financial Officer of the Company on January 1, 2006.  Prior to that time, Mr. Divita was Senior Vice President - Operations and Strategy of the Company and has been with us since 2000 in various executive capacities.  Prior to joining us, Mr. Divita held various management positions with Prudential Financial in the areas of operations and risk management.

Mr. White has served as President of First Professionals since 2002 and also serves as the President of our other insurance subsidiaries.  Mr. White joined us in 2000 as Senior Vice President of administration of First Professionals.  Prior to 2000, Mr. White was a senior claims officer of ProNational Insurance Company.

Compensation Discussion and Analysis

Our executive compensation program is administered by the Compensation Committee of our Board of Directors, which is comprised solely of independent directors who also qualify as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), as amended.

Objectives of Our Executive Compensation Program

The goal of our executive compensation program is to establish remuneration in an appropriate, fair manner, with compensation that is linked to our financial and strategic business objectives, that is justifiable and within industry norms, and that provides incentives sufficient to attract and retain high-performing executives.  Also, the program seeks to align, insofar as is practicable, the interests of management with those of our shareholders.  In addition to providing a competitive level of base pay, the program is designed to reward:

—	efforts that result in increased shareholder value;
—	commitment to the long-term success of the Company; and
—	achievement of Company, individual and business unit objectives.

How We Chose Amounts or Formulas for Each Element of Compensation

Each executive’s current and prior compensation is considered in setting future compensation.  In addition, we review the compensation practices of other companies.  To some extent, our compensation plan is based on the market and the companies we compete against for employees.  Each element of compensation for executives is established at a level that the Compensation Committee believes is both appropriate and consistent within the industry and relative to peer companies.  The Compensation Committee examines many other criteria used in determining the appropriate level, including, but not limited to, industry surveys, consumer price index data, the recommendation of our President and Chief Executive Officer (except with respect to his own compensation), and the executive’s performance, scope of responsibility, and productivity, as well as issues involving expense and risk control, management development, and strategic planning.  Also, the Compensation Committee considers how each element of compensation relates to each other element and to total compensation in an effort to ensure a proper balance between the elements and a proper level of total compensation.  The Compensation Committee has utilized the services of a compensation advisor, Frederic W. Cook & Co., Inc.  (“Frederic Cook”), both in determining the compensation practices of our peers and for advice concerning the overall design of our compensation program.

Peer Group Analysis

Since 1999, our Compensation Committee has engaged Frederic Cook to help ensure that our executive compensation is fair and competitive.  Frederic Cook utilizes compensation information from (1) a “Peer Group” of companies in the industry in which we compete, through a review of their proxy statements and other publicly-available information, and (2) general industry data obtained by them through industry surveys and other sources.

The Peer Group utilized for 2007 compensation purposes, which was determined by Frederic Cook, consisted of companies with business operations that compete with us or operate in the financial services industry generally.  We recognize that many of these companies are larger than us and operate in different geographical areas, and we consider these factors in our decision-making.  The Peer Group is comprised of the following seven companies:

—	American Physicians Capital, Inc.;
—	Fremont General Corporation;
—	Markel Corporation;
—	Philadelphia Consolidated Holdings Corporation;
—	PICO Holdings, Inc.;
—	ProAssurance Corp.; and
—	SCPIE Holdings, Inc.

      Peer Group compensation data is limited to publicly available information and therefore generally does not provide precise comparisons by position as offered by more comprehensive survey data.  As a result, our Compensation Committee uses Peer Group data on a limited basis to analyze the competitiveness of our compensation and the consistency between our target compensation and our general compensation philosophy.  With respect to 2007 compensation, our Compensation Committee principally used Peer Group data to track recent trends in the type and value of long-term incentive awards.

Elements of Our Executive Compensation Program

Our executive compensation program is comprised of two basic components: direct compensation and post-employment and other benefits.  Direct compensation consists of base salary, annual incentive bonus, and long-term incentive compensation.  While our Compensation Committee recognizes the importance of maintaining competitive post-employment and other benefits, direct compensation is the primary method through which we have sought to achieve our compensation goals. The following table shows the percentages of total cash compensation, total direct compensation and total compensation comprised by the separate elements of our direct compensation program for each of our executive officers in 2007:

	Mr. Byers	Mr. Divita	Mr. White
Percentage of Total Cash Compensation:
Base salary	42	59	60
Annual incentive bonus	58	41	40
Long-term incentive award *	—	—	—
Total	100	100	100

Percentage of Total Direct Compensation:
Base salary	28	42	43
Annual incentive bonus	39	29	29
Long-term incentive award *	33	29	28
Total	100	100	100

Percentage of Total Compensation:
Base salary	25	39	36
Annual incentive bonus	35	27	24
Long-term incentive award *	30	27	23
Total	90	93	83

*	The amount shown is the value of the portion of 2007 awards attributable to 2007, together with the value of prior-year awards attributable to 2007.

The Compensation Committee believes that these amounts and percentages are reasonable and appropriate.

Post-employment and other benefits consist of severance and change in control benefits and retirement, disability, and other arrangements.  In 2005, our Compensation Committee began a review of our post-employment and other benefits but made no significant changes to our existing programs in 2006 or 2007.

Direct Compensation Program

Base Salary. We use base salaries to provide the foundation of a fair and competitive compensation opportunity for each individual executive officer.  Generally, our Compensation Committee sets base salaries for the coming year at the last committee meeting of each calendar year by reviewing data presented by our management and Frederic Cook.  The most important factors considered by the Compensation Committee in setting executive base salaries for 2007 were the executive’s performance, the executive’s then-current salary, cost-of-living increases, industry surveys, the recommendation of Frederic Cook, and (in the case of Messrs. Divita and White) the recommendation of Mr. Byers.  The determination of base salaries for 2007 was generally independent of the decisions regarding other elements of compensation, but the other elements of direct compensation are dependent on the determination of base salary to the extent they are expressed as percentages of base salary.

Annual Incentive Bonus.  Our annual Executive Incentive Compensation Plan (“EICP”) is a broad-based program that links the compensation of participants directly to the accomplishment of specific business goals, as well as, for certain executives, to individual performance.  Annual cash incentive compensation under the EICP is intended to focus and reward individuals based on measures identified as having a positive impact on our annual business results.  Annual cash incentive awards to our executive officers for 2007 are governed by our 2007 Senior Executive Annual Incentive Plan, which was approved by our shareholders in May 2007 and which is intended to make awards under this plan qualify as performance-based compensation to the extent permitted under the Code.

Our EICP is directly linked to financial and strategic objectives established by the Strategic Planning Committee of our Board of Directors.  Our President and Chief Executive Officer presents to our Compensation Committee for their ultimate approval recommended corporate performance objectives, recommended weights to be given to each objective and recommended target bonus percentages, for participants other than himself.  Frederic Cook advises our Compensation Committee concerning the appropriateness of these target bonus percentages as well as the target bonus percentage for Mr. Byers.  The annual cash incentive bonus for a given year is normally paid in a single installment in the first calendar quarter of the following year.

Bonus awards are established as a target percentage of the participant's base salary with higher ranked executives being compensated at a higher percentage of base salary.  The EICP is administered by our Compensation Committee, is consistent with our Compensation Committee’s belief that a significant percentage of the compensation of the most senior members of our management should be performance-based, and is consistent with our policy of rewarding highly performing executives.

      The payment amount, if any, of a bonus award is determined based on: (1) the attainment of company-wide financial and strategic performance measures (including in the case of executives with operating responsibilities, financial and strategic performance measures relative to their operating subsidiary or group) and (2) (in the case of executives other than our President and Chief Executive Officer and our Chief Financial Officer) the attainment of individual performance measures.  For 2007, bonus awards to our President and Chief Executive Officer and to our Chief Financial Officer were based solely on company-wide financial and strategic performance measures, while Mr. White’s award was based 45% on company-wide financial and strategic performance measures, 35% on financial and strategic performance measures related to our insurance underwriting operations, and 20% on individual performance measures.  Each performance measure is stated as a threshold, target and maximum performance level, which, if achieved, results in payments of from 50% to 150% of the component of the target bonus related to that performance measure component.  If the threshold measure is not achieved, no amount is paid.  For 2007, the following target bonus percentages were established for our executive officers:  100% for Mr. Byers and 50% for Messrs. Divita and White.  For purposes of evaluating financial performance components, our Compensation Committee may adjust our results, as determined under accounting principles generally accepted in the United States of America (“GAAP”), for unusual, non-recurring or other items at the Compensation Committee’s discretion.  Achievement of an individual performance component is determined by Mr. Byers, after discussion with Messrs. Divita and White in the case of participants other than Mr. White, and is subject to the approval of our Compensation Committee.

Company-wide target financial and strategic performance objectives for 2007 were established in December 2006.  At that time, it was expressly provided that these targets would be appropriately adjusted if during 2007 the Company were successful in commuting its assumed reinsurance treaties with Physicians’ Reciprocal Insurers (“PRI”).  In December 2007, our Compensation Committee revised the targets as a result of the PRI commutation (which was completed in the first quarter of 2007) and certain unanticipated guaranty fund assessments levied against our operations in late 2006 and in 2007.  As revised, these targets were as follows:

Measure	Threshold	Target	Maximum	Weight
Total revenue	$226.2 million	$238.1 million	$250.0 million	10%
Operating earnings per diluted share	$2.93	$3.26	$3.59	50%
Return on average equity	10%	12%	14%	15%
Strategic measures	—	—	—	25%

Strategic measures included measures related to maintaining or improving the ratings by certain rating agencies of the financial strength of our insurance subsidiaries, further developing and communicating our capital management strategy, assessment of growth opportunities, and prudent management of our investment portfolio.

Target financial and strategic performance objectives for 2007 (before intercompany allocations and adjustments) for our insurance operations were established in December 2006 (and adjusted in December 2007 as described above for the PRI commutation and the unanticipated guaranty fund assessments), as follows:

Measure	Threshold	Target	Maximum	Weight
Gross premiums written	$222.0 million	$233.7 million	$245.4 million	*
Net premiums written	$195.1 million	$205.4 million	$215.7 million	*
Net premiums earned	$196.3 million	$206.6 million	$217.0 million	*
GAAP combined ratio	92%	89%	86%	30%
Strategic measures	—	—	—	40%

*	30 percent combined

Strategic measures included measures related to maintaining or improving the ratings by certain rating agencies of the financial strength of our insurance subsidiaries, further development of long-term strategic goals, maintaining price adequacy and improving underwriting margins, maintaining reserve adequacy, completing data processing implementation, and maintaining market position and seeking growth.

Subject to the approval of our shareholders, 2008 annual cash incentive awards to our executive officers will be governed by our 2008 Senior Executive Annual Incentive Plan.  For more information, see Proposal 2. Approval of the FPIC Insurance Group, Inc. 2008 Senior Executive Annual Incentive Plan – New Plan Benefits below.

Long-Term Incentive Compensation. We design long-term incentive compensation for our executive officers in an effort to motivate and reward the creation of long-term shareholder value by linking executive compensation with gains realized by shareholders.  In 2007, we made equity awards to our executive officers (except in the case of Mr. Byers, whose award solely consisted of stock options) in the form of a combination of restricted stock and stock options issued under our Amended and Restated Omnibus Incentive Plan (the “Omnibus Incentive Plan”) for key employees.  The restricted stock awards made have a three-year vesting period and no performance conditions; stock options become exercisable in equal amounts over a three-year period and were intended to be incentive stock options to the extent permissible.

In determining the number of shares of restricted stock and shares underlying stock options, the Compensation Committee first decided upon the dollar value of awards to be granted.  The Compensation Committee determined the type and amount of awards considering competitive and trend data and a recommendation by Frederic Cook.  Next, the Compensation Committee fashioned awards with estimated values (determined in accordance with valuation procedures used by the Company in the preparation of its financial statements) approximately equal to these dollar values.  The Compensation Committee also considers the outstanding amount of equity awards made in prior years in setting the amount of equity incentive awards, both as an indicator of the degree to which the interests of our executives are already aligned with shareholders and also as an indicator of how much of an additional incentive will be provided by an additional award.

The Compensation Committee feels that awards of restricted stock are more effective than stock options in retaining the services of the recipient and in aligning the interests of management with those of shareholders, while stock options are more incentive-oriented.  In view of this, the Compensation Committee made awards consisting of both restricted stock and stock options to its executive officers other than Mr. Byers in order to achieve both of these compensation goals.  Consistent with the Company’s goal to make its executive compensation deductible under Section 162(m) of the Code (discussed more fully below) to the extent consistent with the Company’s compensation objectives, after considering various alternative forms of equity awards that would be considered to be performance-based under Section 162(m), the Committee decided that Mr. Byers’ 2007 annual equity award and the special award discussed below should consist solely of stock options.

In January 2007, the Compensation Committee made the following regular annual equity incentive awards to our executive officers:

	No. of Shares of Restricted Stock	No. of Shares Subject to Options	Total Estimated Grant-Date Value*
Mr. Byers	—	35,106	$ 733,000
Mr. Divita	4,657	8,777	$ 366,000
Mr. White	4,657	8,777	$ 366,000

*	One-third was attributable to 2007 in view of the three-year vesting and exercisability features of these awards.

In addition, in January 2007, the Committee, upon receipt of advice from Frederic Cook that Mr. Byers had received significantly lower equity awards in recent years than had chief executive officers of companies in the Company’s peer group and that it would be appropriate to make a special equity award to correct this deficiency, made a special award to Mr. Byers of a stock option for an additional 19,342 shares with an estimated grant-date value of $404,000.

We take care to avoid questionable timing practices in connection with our equity incentive awards.  Grants are initially considered by the Compensation Committee at its December meeting and are finalized and made at a special meeting held as early in January as practicable on a date set by the Compensation Committee at its December meeting.  The exercise price of options granted at this special meeting is the closing price of our common stock on the NASDAQ Global Select Market on the date of the meeting.  Except with respect to new hires, we do not make grants of equity awards to our executives at other dates.  If at the time of any planned equity award grant date, we were aware of material non-public information, we would not make the planned award grant on that date but would reschedule the meeting of the Compensation Committee to an appropriate time.  The Compensation Committee does not delegate any function related to equity awards.

Post-Employment and Other Benefits

Retirement Benefits. Our overall compensation package for our executive officers also includes various retirement benefits, including participation in our Defined Benefit Plan, 401(k) Plan, Excess Benefit Plan or Supplemental Executive Retirement Plan (“SERP”), and Nonqualified Deferred Compensation Plan.  Generally, the benefits offered to participants in these plans are intended to provide retirement security and serve a different purpose than do the other components of compensation.  We believe that providing our executive officers with an appropriate level of retirement benefits is an important factor in our ability to attract and retain key executives.

401(k) Plan.  Our 401(k) Plan is a broad-based, non-discriminatory qualified plan that is designed to encourage our employees to save for their retirement.  Our contributions to our employees, including our executive officers, under this plan are limited.  Our 401(k) Plan has two components.  The plan allows employees to contribute up to 100% of their compensation earned, subject to statutory limitations ($15,500 for 2007, $20,500 in the case of employees age 50 and over as of the close of a plan year), during the plan year.  We match 100% of an employee’s contributions up to 2.5% of compensation (provided that compensation for this purpose is limited to $225,000 for 2007).  In addition, we may make a discretionary contribution of up to 10% of each participant’s compensation (with compensation limited to $225,000 for this purpose, also) for the plan year.  We made discretionary contributions of 10% for each of 2005, 2006, and 2007, up to the applicable statutory limitations.  The total matching and discretionary contributions we made to the accounts of our executive officers with respect to 2007 were $28,125 each.

Retirement Plans. Our retirement plans for executive officers consist of our Defined Benefit Plan, our Excess Benefit Plan, and our SERP.  Our Defined Benefit Plan is a funded, tax qualified, noncontributory plan that covers the majority of our employees, including executive officers.  All participants in our Defined Benefit Plan whose benefits are limited by the Code, including our executive officers other than Mr. Byers, automatically participate in our Excess Benefit Plan.  This plan provides a supplemental pension benefit so that participants receive total pension benefits equal to the benefits that would have been payable under our Defined Benefit Plan but for the limitations of the Code.  Mr. Byers is the only participant in our SERP, which is an unfunded, nonqualified plan, that pays a higher level of retirement benefits than would be payable under our Excess Benefit Plan.  For further information concerning our Defined Benefit Plan, our Excess Benefit Plan, and our SERP, see the Pension Benefits table and accompanying narrative below.

Nonqualified Deferred Compensation Plan.  Our nonqualified Deferred Compensation Plan is offered to key employees, including our executive officers, selected by the Board of Directors.  While we generally have not contributed to this plan and thus historically have not considered this plan to be a part of our compensation program per se, we consider providing our executives the ability to manage their personal finances by deferring compensation into this plan to be an important benefit that we can afford with a low level of associated administrative cost.  For further information concerning our Nonqualified Deferred Compensation Plan, see the Nonqualified Deferred Compensation table and accompanying narrative below.

Employment and Severance Agreements.  We have entered into employment and severance agreements with our executive officers.  These employment agreements are for three years in the case of Mr. Byers and two years in the cases of Messrs. Divita and White and provide for specified minimum levels of base salary, incentive compensation in accordance with our executive incentive compensation program, and such other benefits as we may provide to senior management from time to time, including an automobile or automobile allowance and club dues.  Severance under these employment agreements is provided if we terminate the executive’s employment before the end of the term of employment or if we do not renew the employment agreement each year.  Our severance agreements with these executives provide change in control benefits on a so-called “double-trigger” basis.  That is, severance benefits under these agreements are paid only if there is a change in control of the Company and a termination of the executive’s employment by his employer (or a constructive discharge) at the time of or within 36 months after the change in control.

These long-term employment, severance, and change in control arrangements with our executive officers were entered into to assist us in attracting and retaining our executives as well as to help assure continuity of management.

Other Change in Control Benefits.  Outstanding awards of restricted stock and stock options made under our Omnibus Incentive Plan vest immediately upon a change in control.  In adopting the so-called “single” trigger treatment for these awards, we believe that we were consistent with current practice in our industry.  We also believe that single trigger vesting of these awards can be a powerful retention device during change in control discussions and removes employee uncertainty after a change in control occurs.  In addition, upon a change in control each vested participant in our Excess Benefit Plan will receive an immediate lump sum distribution of the present value of his or her accrued benefit in the plan as of the date of such change in control.  In addition, upon his or her subsequent retirement or termination of employment such participant would also receive a lump sum distribution of the present value of the additional benefit, if any, accrued under the plan after the date of the change in control.

Other Benefits. Executives, together with employees generally, may participate in our Employee Stock Purchase Plan.  They also receive health and dental benefits, and life, short-term disability, and long-term disability insurance.  Our executive officers also receive excess disability and life insurance coverage.

Our overall compensation plan for executives also includes certain perquisites, including, among other things, automobiles or automobile allowances and expense reimbursements and dues for approved social or country clubs, as provided by the employment agreements described above.  In addition, we reimburse our executive officers for expenses of their spouses on company-related travel when appropriate and permit certain of our executive officers personal use of a company-owned condominium.  These perquisites are provided to assist us in attracting and retaining our executives.

Tax Considerations

Section 162(m) of the Code eliminates the tax deduction of any publicly-held corporation for compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based.  Through 2005, no executive officer received non-performance based compensation paid in excess of the Section 162(m) tax deduction limit.  The increase in the trading price of our common stock in recent years resulted in a significant increase in the value of restricted stock awards (which does not qualify as performance-based) under our Omnibus Incentive Plan.  As a result of these factors, Mr. Byers’ non-performance based compensation for 2007 slightly exceeded the $1,000,000 deductibility limit, and it is anticipated that his non-performance based compensation for 2008 will also exceed this limit.  Also, depending upon the value of previously made restricted stock awards vesting in a particular future year, it is possible that Mr. Byers (and possibly other executive officers) could receive more than $1,000,000 of non-performance-based compensation in that year.  Our Compensation Committee has taken steps to mitigate the amount of executive compensation that might not be deductible under Section 162(m), including by adopting and obtaining shareholder approval of our 2007 Senior Executive Annual Incentive Plan and subject to shareholder approval, our 2008 Senior Executive Annual Incentive Plan.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement.  Based on that review and those discussions, we recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
Report Submitted by:

Richard J. Bagby, M.D., Chairman
John G. Rich
Joan D. Ruffier
Guy T. Selander, M.D.
David M. Shapiro, M.D.

Summary Compensation Table

The following table sets forth information concerning the compensation paid by us to our executive officers for 2006 and 2007, for all services in all capacities during 2006 and 2007.

Summary Compensation Table

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
					Incentive Plan	Deferred
			Stock	Option	Compen-	Compensation	All Other
Name and Principal		Salary	Awards	Awards	sation	Earnings	Compensation	Total
Position	Year	($)	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)
John R. Byers	2007	695,000	274,057	534,040	966,050	196,877	62,047	2,728,071
President and	2006	600,000	292,215	304,957	444,000	129,125	153,191	1,923,488
Chief Executive Officer

Charles Divita, III	2007	335,000	112,347	121,180	232,825	9,069	59,672	870,093
Chief Financial Officer	2006	260,000	53,101	95,668	144,300	13,628	47,231	613,928

Robert E. White, Jr.	2007	420,000	126,549	145,662	278,460	98,552	98,437	1,167,660
President,	2006	400,000	65,760	152,478	214,050	118,325	75,060	1,025,673
First Professionals

(1)
The amounts included in the “Stock Awards” column represent the compensation cost we recognized in the years shown related to non-option stock awards in 2007 and prior years, in accordance with Statement of Financial Accounting Standards No. 123R.  For a discussion of valuation assumptions, see Note 9, Share-Based Compensation Plans, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.  Please see the Grants of Plan-Based Awards table for more information regarding the stock awards we granted in 2006 and 2007.

(2)
The amounts included in the “Option Awards” column represent the compensation cost we recognized in the years shown related to option awards in 2007 and prior years, in accordance with Statement of Financial Accounting Standards No. 123R.  For a discussion of valuation assumptions, see Note 9, Share-Based Compensation Plans, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.  Please see the Grants of Plan-Based Awards table for more information regarding the option awards we granted in 2006 and 2007.

(3)
The amount shown for each named executive officer in the “Non-Equity Incentive Plan Compensation” column is attributable to an award under our EICP earned in the years shown, but paid in the succeeding year.  Please see Compensation Discussion and Analysis – Direct Compensation Program – Annual Incentive Bonus and the Grants of Plan-Based Awards table for more information regarding our EICP and the 2007 EICP awards and performance measures.

(4)
The amount shown for each named executive officer in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column is attributable to the change in actuarial present value of the accumulated benefit under defined benefit plans at the end of the year shown, as compared to the end of the previous year.

(5)	The amounts shown in the “All Other Compensation” column are attributable to the following:
	Name	Year	Company Contributions to Retirement Plans (a)	Insurance Premiums (b)	Perquisites and Other Personal Benefits (c)	Total
	Mr. Byers	2007	$ 28,125	$ 8,160	$ 25,762	$ 62,047
	Mr. Divita	2007	$ 28,125	$ 6,000	$ 25,547	$ 59,672
	Mr. White	2007	$ 28,125	$ 8,507	$ 61,805	$ 98,437

	(a)	Matching and profit-sharing contributions made by us to the executive’s account under our 401(k) Plan.
	(b)	Premiums paid by us for executive disability, life, accidental death, and emergency medical insurance.
	(c)	Perquisites included participation in our executive automobile program, social club dues, and for Mr. Divita and Mr. White, expenses of their spouses during company-related travel. No individual perquisite exceeded $25,000, except the following for Mr. White: executive automobile program: $31,487; and spousal travel: $28,419.
(6)
The amount shown in the “Total” compensation column for each named executive officer represents the sum of all columns of the Summary Compensation Table.  Salary comprises the following percentages of total compensation during 2007 and 2006 for our executive officers:  Mr. Byers - 25% and 31%, respectively; Mr. Divita - 39% and 42%, respectively; and Mr. White - 36% and 39%, respectively.

Employment and Severance Agreements

We have entered into an employment agreement with Mr. Byers providing for a minimum annual salary and the opportunity for annual salary increases, incentive compensation, and other compensation and perquisites as approved by the Board of Directors.  Under the agreement, Mr. Byers’ minimum annual salary is $723,000, which may be increased at the discretion of the Board of Directors.  The agreement is for a term of three years and may be extended for an additional year by the Board of Directors before the end of each year.  The term has been so extended each year and currently continues through December 31, 2010.  We have also entered into employment agreements with Messrs. Divita and White providing for a minimum annual salary and the opportunity for annual salary increases, incentive compensation and other compensation and perquisites as approved by the Board of Directors.  Under these agreements, Mr. Divita’s minimum annual salary is $365,000 and that of Mr. White is $436,800, each of which may be increased at the discretion of the Board of Directors.  The agreements are for a term of two years and may be extended for an additional year by the Board of Directors before the end of each year.  The terms have been so extended each year and currently continue through December 31, 2009.  See Potential Payments Upon Termination or Change in Control below for a description of the provisions of these employment agreements applicable upon termination of the executive officers’ employment.

For a description of severance arrangements we have entered into with our executive officers, see Potential Payments Upon Termination or Change in Control below.

Grants of Plan-Based Awards

The following table contains information concerning cash and equity incentive compensation awards during 2007 to our executive officers under our equity incentive and other plans.

Grants of Plan-Based Awards
During the Year Ended December 31, 2007

		Estimated Future Payouts Under			All Other	All Other
		Non-Equity Incentive Plan Awards (1)			Stock	Option
		Threshold	Target	Maximum	Awards:	Awards:
		($)	($)	($)	Number	Number	Exercise or	Grant Date
					of Shares	of Securities	Base Price	Fair Value
					of Stock	Underlying	of Option	of Stock
	Grant				or Units	Options	Awards	and Option
Name	Date				(#) (2)	(#) (3)	($/Sh)	Awards (4)
John R. Byers	1/8/2007	—	—	—	—	54,448	39.37	1,136,391
	—	347,500	695,000	1,042,500	—	—	—	—

Charles Divita, III	1/8/2007	—	—	—	4,657	8,777	39.37	366,532
	—	83,750	167,500	251,250	—	—	—	—

Robert E. White, Jr.	1/8/2007	—	—	—	4,657	8,777	39.37	366,532
	—	105,000	210,000	315,000	—	—	—	—

(1)
The amounts shown reflect grants of 2007 EICP awards.  In December 2006, our Compensation Committee established target EICP awards, expressed as a percentage of the executive’s 2007 base salary, and individual, company, and subsidiary performance measures for the purpose of determining the amount paid out under the EICP for each executive officer for the year ended December 31, 2007.  The amount shown in the “target” column represents the target percentage of each executive officer’s 2007 base salary.  For 2007, the target percentages were: 100% for Mr. Byers; and 50% for Messrs. Divita and White.  The amount shown in the “maximum” column represents the maximum amount payable under the EICP, which is 150% of the target amount shown. The amount shown in the “threshold” column represents the amount payable under the EICP if only the minimum level of company performance of the EICP is attained, which is 50% of the target amount shown. Please see Compensation Discussion and Analysis – Direct Compensation Program – Annual Incentive Bonus for more information regarding our EICP and the 2007 EICP awards and performance measures.

(2)
The amounts shown reflect the number of shares of restricted stock received pursuant to awards granted under our Omnibus Incentive Plan.  The restrictions on one-third of such shares lapse on each of the first three anniversaries of the date of grant.  The restrictions on all shares will lapse if the executive officer’s employment terminates as a result of death or disability, or if there is a change in control.  Please see Compensation Discussion and Analysis – Direct Compensation Program – Long-Term Incentive Compensation for more information regarding these awards of restricted stock.

(3)
The amounts shown reflect the number of shares underlying stock option awards under our Omnibus Incentive Plan.  These options become exercisable in three equal installments each year beginning on the first anniversary of the date of grant.  The options vest and become fully exercisable if there is a change in control.  Please see Compensation Discussion and Analysis – Direct Compensation Program – Long-Term Incentive Compensation for more information regarding these awards of stock options.

(4)
The amounts included in the “Fair Value of Awards” column represent the full grant date fair value of the awards computed in accordance with Statement of Financial Accounting Standards No. 123R.  For a discussion of valuation assumptions, see Note 9, Share-Based Compensation Plans, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

Outstanding Equity Awards

The following table contains information regarding awards of stock options and restricted stock under our equity incentive and other plans held at December 31, 2007, by our executive officers.

Outstanding Equity Awards at December 31, 2007

	Option Awards (1)				Stock Awards (2
	Number of	Number of	Option	Option	Number of		Market Value of
	Securities	Securities	Exercise	Expiration	Shares or Units		Shares or Units
	Underlying	Underlying	Price	Date	of Stock That		of Stock That
	Unexercised	Unexercised	($)		Have Not		Have Not
	Options	Options			Vested		Vested
Name	(#) Exercisable	(#) Unexercisable			(#)		($)
John R. Byers	50,000	—	22.64	11/07/08	1,667		71,648
	50,000	—	30.19	11/07/08	28,986	(3)	1,245,818
	60,000	—	14.63	09/11/09	4,586		197,106
	2,000	—	14.38	05/01/10	—		—
	85,000	—	10.38	12/11/10	—		—
	40,000	—	14.00	12/14/11	—		—
	40,000	—	6.80	12/12/12	—		—
	40,000	—	23.05	12/12/13	—		—
	10,000	5,000	30.38	01/20/15	—		—
	3,900	7,798	35.27	01/06/16	—		—
	—	54,448	39.37	01/08/17	—		—

Charles Divita, III	2,500	—	14.00	12/14/11	417		17,923
	10,000	—	6.80	12/12/12	2,293		98,553
	10,000	—	23.05	12/12/13	4,657		200,158
	2,500	1,250	30.38	01/20/15	—		—
	1,950	3,899	35.27	01/06/16	—		—
	—	8,777	39.37	01/08/17	—		—

Robert E. White, Jr.	15,000	—	10.38	12/11/10	833		35,802
	10,000	—	14.00	12/14/11	2,293		98,553
	20,000	—	6.80	12/12/12	4,657		200,158
	20,000	—	23.05	12/12/13	—		—
	5,000	2,500	30.38	01/20/15	—		—
	1,950	3,899	35.27	01/06/16	—		—
	—	8,777	39.37	01/08/17	—		—

(1)	Options become exercisable in three equal installments each year beginning on the first anniversary of the grant date.
(2)
Unless otherwise noted, restricted stock vests in three equal installments each year beginning on the first anniversary of the grant date.  Market value is based on the closing price of FPIC common stock on December 31, 2007 ($42.98), as reported by Nasdaq.

(3)	9,662 shares vested on January 26, 2008, and 9,662 shares vest on January 26 of each of 2010 and 2012.

Option Exercises and Stock Vested

The following table contains information regarding exercises of stock options and vesting of awards of restricted stock under our equity incentive and other plans during 2007 by our executive officers.

Option Exercises and Stock Vested
During the Year Ended December 31, 2007

	Option Awards		Stock Awards
Name	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
John R. Byers	—	—	1,666	$66,057
	—	—	2,294	$87,310

Charles Divita, III	—	—	416	$16,494
	—	—	1,147	$43,655

Robert E. White, Jr.	—	—	833	$33,028
	—	—	1,147	$43,655

Pension Benefits

The following table contains information regarding our plans that provide for payments or other benefits at, following, or in connection with retirement of our executive officers.

Pension Benefits

			Present
		Number of	Value of	Payments
		Years Credited	Accumulated	During Last
Name	Plan Name	Service	Benefit (1)	Fiscal Year
John R. Byers	Defined Benefit Plan	8.75	$101,120	—
	SERP	8.75	$677,850	—

Charles Divita, III	Defined Benefit Plan	7.75	$35,430	—
	Excess Benefit Plan	7.75	$21,482	—

Robert E. White, Jr.	Defined Benefit Plan	7.75	$160,913	—
	Excess Benefit Plan	7.75	$269,853	—

(1)
For the assumptions used in calculating the present value of accumulated benefits, see Note 13, Employee Benefits Plans, to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

We maintain three plans that provide for payments to participants of benefits following, or in connection with, retirement:  our Defined Benefit Plan, our Excess Benefit Plan, and our SERP.

Defined Benefit Plan.  Our Defined Benefit Plan is a funded, tax-qualified, noncontributory plan that covers the majority of our employees, including executive officers.  Under the Defined Benefit Plan, eligible employees, including employees who are executive officers, are entitled to receive a pension benefit based upon their years of service and their Average Compensation.  The term “Average Compensation” is generally defined to be the average of the employee’s earnings, including base salary, bonuses and other cash amounts, for the highest five consecutive calendar years during an employee’s last ten years of employment, subject to applicable limitations provided by law.  For 2007, the applicable limitation on compensation was $225,000.  The normal annual retirement benefit provided under the Defined Benefit Plan (if a participant retires at or after the later of achieving age 65 or five years after the participant commenced participation in the plan) is generally .075 percent of each employee’s Average Compensation not in excess of the applicable covered amount, plus 1.4 percent of each employee’s Average Compensation in excess of the applicable covered compensation, for each year of service, up to 15. In lieu of his normal annual retirement benefit, a participant who has attained age 60 and has completed at least 10 years of eligible service may generally elect to receive a monthly benefit equal to his accrued benefit as of the retirement date, reduced by 6-2/3% for each year or portion thereof that the participant’s early retirement date precedes his normal retirement date.  Furthermore, if a married plan participant dies during his period of employment and is otherwise vested in benefits under the plan, his or her spouse will generally be entitled to receive the participant’s benefit under the plan.  The covered compensation is derived from the 1988 social security tables and depends upon each individual’s year of birth.  For 2007, the maximum benefit was $180,000.  Eligible employees become vested in their pension benefits as they complete years of service in the employ of the Company or its subsidiaries, and are fully vested after five years of service with the Company and its subsidiaries.  Unless the participant elects an alternative form of payment pursuant to the terms of the plan, benefits payable under the plan are paid, for single participants, in the form of a monthly straight-life annuity that terminates upon the death of the participant and, for married participants, in the form of a 50% joint and survivor annuity that terminates upon the death of the participant and his spouse.  Each of our executive officers participates in the Defined Benefit Plan.

Excess Benefit Plan. Our Excess Benefit Plan is an unfunded, nonqualified plan that provides benefits similar to our Defined Benefit Plan, but without the Code’s earnings limitations.  This plan is designed to provide retirement benefits to participants in our Defined Benefit Plan (other than those who participate in the SERP) as a replacement for those retirement benefits reduced by regulations under the Code.  Together, the Defined Benefit Plan and Excess Benefit Plan are intended to provide the executive officers with retirement income equivalent to that provided to all other employees under the Defined Benefit Plan.  Messrs. Divita and White, but not Mr. Byers, are participants in the Excess Benefit Plan.

SERP.  Our SERP is an unfunded, nonqualified plan.  The SERP provides participants selected by the Compensation Committee with income at retirement.  Mr. Byers is the only active employee who has been selected to participate.  A participant in the SERP is eligible to retire and receive a retirement benefit beginning on the earlier of such participant’s (i) early retirement date, (ii) disability retirement date or (iii) normal retirement date.  The retirement benefit at the normal retirement date equals 60% of pre-retirement compensation (averaged over the highest three consecutive years of service), less Defined Benefit Plan and all predecessor plans’ benefits and Social Security benefits, multiplied by the percentage of benefits vested.  Vesting occurs over 20 years.  Compensation for purposes of the SERP includes the salary of a participant but does not include bonuses.  Early retirement is permitted at age 60, or, with the permission of our Compensation Committee, age 55.  The early retirement benefit equals the retirement benefit at the normal retirement date, multiplied by an early retirement factor that ranges from .4862 if early retirement occurs at age 55 to .9231 if early retirement occurs at age 64.  A participant terminating employment due to a permanent and total disability will be eligible for a disability retirement benefit equal to 60% of pre-retirement compensation, less Defined Benefit Plan and all predecessor plans’ benefits and Social

Security benefits.  In the event of a married participant’s death before retirement, the participant’s spouse will be eligible to receive a death benefit equal to 50% of the retirement benefit the participant would otherwise have been eligible to receive.  Benefits under the SERP are payable in the same form as elected by the participant under the Defined Benefit Plan.

Nonqualified Deferred Compensation

The following table contains information regarding information during and at the end of 2007 regarding participation by our executive officers in our Nonqualified Deferred Compensation Plan.

Nonqualified Deferred Compensation
During the Year Ended December 31, 2007

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last	in Last	in Last	Withdrawals/	Last
Name	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Fiscal Year
John R. Byers	—	—	$12,927	—	$60,186
Charles Divita, III	$15,300	—	$(51)	—	$15,249
Robert E. White, Jr.	—	—	—	—	—

    Our Nonqualified Deferred Compensation Plan is offered to key employees selected by the Board of Directors.  During 2007, each member of our Board of Directors and Messrs. Divita and White and certain other members of our management team were selected to participate in this plan.  Under this plan, prior to the commencement of a calendar year, each participant may make an irrevocable election to defer all or a portion of his or her cash compensation for the subsequent year or years.  In addition, we, at the discretion of the Board of Directors, may match amounts deferred by participants and may also make discretionary incentive awards to participants.  Amounts deferred by or awarded to a participant may be invested in investment alternatives similar to those available under our 401(k) Plan.  Participants’ account balances generally will be paid, as adjusted for investment gains or losses, following termination of employment or Board membership, as the case may be, or at such other times as participants may elect in accordance with the terms of this plan.  During 2007, we did not make any matching discretionary contributions to this plan.

Potential Payments Upon Termination or Change in Control

Employment Agreements. We have entered into employment agreements with our executive officers that provide that if we do not extend these agreements by the end of any year, the affected executive officer may terminate his employment by providing at least 90 days’ written notice of such termination.  Upon such termination, or upon termination of employment by us without cause, the executive officer would continue to receive his annual salary and benefits for the remaining term of the employment agreement or until the executive directly or indirectly engages in or acts as an employee or consultant for any trade or occupation that is in competition with us.  The executive officers may also terminate their employment in the event of a constructive discharge and continue to receive annual salary and benefits for the remaining term of the employment agreement.  In the case of Mr. Byers, in the event that payments or benefits under the agreement are subject to the excise tax imposed by Section 4999 of the Code or any interest, penalty or addition to tax with respect to such excise tax, the agreement provides for cash gross up payments intended to put him in the same position as though no excise tax, penalty or interest had been imposed upon or incurred as a result of any payment or benefits.

Severance Agreements.  We have also entered into severance agreements with certain members of our management, including our executive officers, which provide that during the three-year coverage period (as defined) after a change of control of the Company if the employment of an executive officer is terminated by us for any reason other than cause, death or disability, or by that executive officer for good reason, we will pay severance in a lump sum cash amount equal to three times, in the case of Mr. Byers, or two times, in the case of Messrs. Divita or White, the sum of the affected executive officer’s (i) annual salary and (ii) the greater of the target bonus opportunity for the current calendar year or the average of the annual bonuses for the three prior calendar years.  In addition, the affected executive officer’s stock options, restricted stock and other long-term incentives would immediately vest, and the executive officer would receive for a two-year period benefits under our welfare benefit plans.  In the case of Mr. Byers, in the event that payments or benefits under the severance agreement are subject to the excise tax imposed by Section 4999 of the Code or any interest, penalty or addition to tax with respect to such excise tax, the severance agreement provides for cash gross up payments intended to put him in the same position as though no excise tax, penalty or interest had been imposed upon or incurred as a result of any payment or benefits.

If any of Messrs. Byers, Divita or White becomes entitled to receive benefits under both his employment agreement and his severance agreement, then he will be permitted to select and receive benefits under either agreement, but not benefits from both agreements.

Involuntary Termination of Employment.  The tables below summarize the executive benefits and payments due to each of our executive officers upon termination by us of his employment for any reason other than cause, disability, or death, or if the executive officer terminates his employment for good reason (i) either before a change in control or after the expiration of the three-year coverage period after a change in control, and (ii) within the three-year coverage period after a change in control.  The tables do not include benefits under our retirement plans (see the Pension Benefits and Nonqualified Deferred Compensation tables above and the related discussion) and assume that termination occurred on December 31, 2007.

Mr. Byers:
Executive Benefits and Payments upon Termination	Not in connection with change in control		In connection with a change of control
Base salary (1)	$1,445,600	(2)	$2,168,400	(3)
Continuation of benefits	$606,986	(4)	$55,438	(5)
Value of stock options vesting and restricted stock with restrictions lapsing	$—		$1,834,252	(6)
Cash bonus under Annual Incentive Plan	$—	(7)	$2,168,400	(8)
Tax gross-up	$—		$2,031,786	(9)
Total	$2,052,586		$8,258,276

(1)	Assumes annual salary effective January 1, 2008.
(2)
Under Mr. Byers’ employment agreement, Mr. Byers would receive continuation of annual salary for the remaining term of his employment.  This would be for two years, assuming the employment agreement was not renewed and Mr. Byers’ employment was terminated on December 31, 2007.

(3)	Under Mr. Byers’ severance agreement, Mr. Byers would receive a lump sum payment equal to three times his base salary then in effect.

(4)
As provided under Mr. Byers’ employment agreement, Mr. Byers would receive continuation of, or payment of cost of, benefits for the remaining two-year term of employment, assuming the employment agreement was not renewed and Mr. Byers’ employment was terminated on December 31, 2007.  These benefits include life, health and disability insurance; benefits under our Defined Benefit Plan and SERP; employer contributions to our 401(k) Plan; and perquisites.

(5)	Under Mr. Byers’ severance agreement, he would receive continuation of, or payment of the cost of, “welfare benefits” for 24 months. Welfare benefits include life, health, and disability insurance.
(6)
As provided in our Omnibus Incentive Plan, in the case of stock options, sum includes “in-the-money” amount (based on the closing price of FPIC common stock) of all previously unexercisable options at December 31, 2007.  In the case of restricted stock, sum includes number of previously unvested shares multiplied by the closing price of FPIC common stock on December 31, 2007.

(7)	Payment of any bonus would be in the discretion of the Compensation Committee.
(8)
As provided under Mr. Byers’ severance agreement, Mr. Byers would receive a lump sum payment of three times the greater of his target bonus for the current year or the average annual bonus for the three prior years.  The amount shown is three times Mr. Byers’ 2008 target bonus.

(9)
Upon a change in control of the Company, Mr. Byers may be subject to certain excise taxes pursuant to Section 4999 of the Code.  We have agreed to reimburse Mr. Byers for all excise taxes that are imposed on him under Section 4999 and any income and excise taxes that are payable by him as a result of any reimbursements for Section 4999 excise taxes. The calculation of the Section 4999 gross-up amount in the above tables is based upon a Section 4999 excise tax rate of 20%, a 35% federal income tax rate, and a 1.45% Medicare tax rate.

Mr. Divita:
Executive Benefits and Payments upon Termination	Not in connection with change in control		In connection with a change of control
Base salary (1)	$365,000	(2)	$730,000	(3)
Continuation of benefits	$141,655	(4)	$50,435	(5)
Value of stock options vesting and restricted stock with restrictions lapsing	$—		$394,130	(6)
Cash bonus under Annual Incentive Plan	$—	(7)	$365,000	(8)
Total	$506,655		$1,539,565

(1)	Assumes annual salary effective January 1, 2008.
(2)
Under Mr. Divita’s employment agreement, Mr. Divita would receive continuation of annual salary for the remaining term of his employment.  This would be for one year, assuming the employment agreement was not renewed and Mr. Divita’s employment was terminated on December 31, 2007.

(3)	Under Mr. Divita’s severance agreement, Mr. Divita would receive a lump sum payment equal to two times his base salary then in effect.

(4)
As provided under Mr. Divita’s employment agreement, Mr. Divita would receive continuation of, or payment of the cost of, benefits for the remaining one year term of employment, assuming the employment agreement was not renewed and Mr. Divita’s employment was terminated on December 31, 2007.  These benefits include life, health and disability insurance; benefits under our Defined Benefit Plan and Excess Benefit Plan; employer contributions to our 401(k) Plan; and perquisites.

(5)	Under Mr. Divita’s severance agreement, he would receive continuation of, or payment of the cost of, “welfare benefits” for 24 months. Welfare benefits include life, health, and disability insurance.
(6)
As provided in our Omnibus Incentive Plan, in the case of stock options, sum includes “in-the-money” amount (based on the closing price of FPIC common stock) of all previously unexercisable options at December 31, 2007.  In the case of restricted stock, sum includes number of previously unvested shares multiplied by the closing price of FPIC common stock on December 31, 2007.

(7)	Payment of any bonus would be in the discretion of the Compensation Committee.
(8)
As provided under Mr. Divita’s severance agreement, Mr. Divita would receive a lump sum payment of two times the greater of his target bonus for the current year or the average annual bonus for the three prior years. The amount shown is two times Mr. Divita’s 2008 target bonus.

Mr. White:
Executive Benefits and Payments upon Termination	Not in connection with change in control		In connection with a change of control
Base salary (1)	$436,800	(2)	$873,600	(3)
Continuation of benefits	$194,158	(4)	$56,133	(5)
Value of stock options vesting and restricted stock with restrictions lapsing	$—		$427,760	(6)
Cash bonus under Annual Incentive Plan	$—	(7)	$436,800	(8)
Total	$630,958		$1,794,293

(1)	Assumes annual salary effective January 1, 2008.
(2)
Under Mr. White’s employment agreement, Mr. White would receive continuation of annual salary for the remaining term of his employment.  This would be for one year, assuming the employment agreement was not renewed and Mr. White’s employment was terminated on December 31, 2007.

(3)	Under Mr. White’s severance agreement, Mr. White would receive a lump sum payment equal to two times his base salary then in effect.
(4)
As provided under Mr. White’s employment agreement, Mr. White would receive continuation of, or payment of the cost of, benefits for the remaining one year term of employment, assuming the employment agreement was not renewed and Mr. White’s employment was terminated on December 31, 2007.  These benefits include life, health and disability insurance; benefits under our Defined Benefit Plan and Excess Benefit Plan; employer contributions to our 401(k) Plan; and perquisites.

(5)	Under Mr. White’s severance agreement, he would receive continuation of, or payment of the cost of, “welfare benefits” for 24 months. Welfare benefits include life, health, and disability insurance.

(6)
As provided in our Omnibus Incentive Plan, in the case of stock options, sum includes “in-the-money” amount (based on the closing price of FPIC common stock) of all previously unexercisable options at December 31, 2007.  In the case of restricted stock, sum includes number of previously unvested shares multiplied by the closing price of FPIC common stock on December 31, 2007.

(7)	Payment of any bonus would be in the discretion of the Compensation Committee.
(8)
As provided under Mr. White’s severance agreement, Mr. White would receive a lump sum payment of two times the greater of his target bonus for the current year or the average annual bonus for the three prior years. The amount shown is two times Mr. White’s 2008 target bonus.

Death or Disability. In the event of Mr. Byers’ death, under the SERP Mr. Byers’ surviving spouse would be eligible to receive a death benefit equal to a life annuity in the amount of approximately $36,000 per year, or 50% of the retirement benefit Mr. Byers would otherwise have been eligible to receive, beginning on the date Mr. Byers would have been deemed to be age 55.  The amount shown is equal to 50% of Mr. Byers’ estimated normal retirement benefit, multiplied by a .4892 early retirement factor.  Mr. Byers’ beneficiary would also receive the $1,800,000 proceeds of executive life insurance policies paid for by us.  In addition, the shares of restricted stock held by Mr. Byers (35,239 shares with an aggregate market value of $1,514,572 at December 31, 2007) would vest upon his death.

In the event of Mr. Byers’ disability, under the SERP and our Defined Benefit Plan, Mr. Byers would be eligible to receive, beginning at age 65, a disability benefit equal to approximately $330,000 per year, or 60% of his average base salary (less social security benefits) during 2005, 2006 and 2007, assuming he became disabled on December 31, 2007.  Mr. Byers would also receive $236,400 per year under a disability insurance policy paid for by us.  In addition, the shares of restricted stock held by Mr. Byers (35,239 shares with an aggregate market value of $1,514,572 at December 31, 2007) would vest upon his disability.

In the event of the death of either Messrs. Divita or White, their surviving spouses would be eligible to receive a death benefit under our Defined Benefit Plan and Excess Benefit Plan.  Their beneficiaries would also receive the proceeds ($600,000 in the case of Mr. Divita and $1,100,000 in the case of Mr. White) of executive life insurance policies paid for by us. In addition, the shares of restricted stock held by them (in the case of Mr. Divita, 7,367 shares with an aggregate market value of $316,634 at December 31, 2007; in the case of Mr. White 7,783 shares with an aggregate market value of $334,513 at December 31, 2007) would vest upon their death.

In the event of disability of either Messrs. Divita or White, they would receive benefits ($240,000 per year in the case of Mr. Divita and $186,696 in the case of Mr. White) under disability insurance policies paid for by us.  In addition, the shares of restricted stock held by them (in the case of Mr. Divita, 7,367 shares with an aggregate market value of $316,634 at December 31, 2007; in the case of Mr. White 7,783 shares with an aggregate market value of $334,513 at December 31, 2007) would vest upon their disability.

Payment of any amount under our 2008 Senior Executive Annual Incentive Plan in the event of their death or disability would be in the discretion of the Compensation Committee.

Other Change in Control Benefits. Outstanding awards of restricted stock or stock options made under our Omnibus Incentive Plan vest immediately upon a change in control, regardless of whether an executive’s employment is terminated.  At December 31, 2007, the value of shares of unvested restricted stock and unexercisable stock options was:  $1,834,252 for Mr. Byers; $394,130 for Mr. Divita; and $427,760 for Mr. White.

In addition, upon a change in control each vested participant in our Excess Benefit Plan will receive an immediate lump sum distribution of the present value of his or her accrued benefit in the plan as of the date of such change in control and, upon retirement or termination of employment a lump sum distribution of the present value of the additional benefit, if any, accrued under the plan after the date of the change in control.  At December 31, 2007, the accrued benefit of Mr. Divita was $21,482, and the accrued benefit of Mr. White was $269,853.

Equity Compensation Plan Information
Under our equity compensation plans, we may grant incentive stock options, nonqualified stock options and restricted stock to individuals.  The number of securities remaining available for future issuance under equity compensation plans includes stock option and restricted stock grants.  Information concerning our securities authorized for issuance under equity compensation plans as of December 31, 2007 is provided below.

Number of Securities
		Weighted-	Remaining Available for
	Number of Securities	Average	Future Issuance Under
	to be Issued Upon	Exercise Price	Equity Compensation
	Exercise of	of Outstanding	Plans (Excluding
	Outstanding Options,	Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights (1)	Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by shareholders	857,842	$20.96	962,472
Equity compensation plans not approved by security holders	—	—	—
Total	857,842	$20.96	962,472

(1)
Under our equity compensation plans, we have granted shares in the form of restricted stock awards. As of December 31, 2007, there were 92,413 issued and outstanding shares of such awards under these plans. Because there is no exercise price associated with restricted share awards, which are granted to employees and directors at no cost, such shares are not included in the weighted average exercise price calculation.

Compensation Committee Interlocks and Insider Participation

During 2007, none of our executive officers served as a director of, or as a member of the compensation or equivalent committee of, any other entity, one of whose executive officers served on our Compensation Committee or otherwise as a member of the Board of Directors.

Proposal 2
Approval of the FPIC Insurance Group, Inc.
2008 Senior Executive Annual Incentive Plan

We are asking our shareholders to approve the FPIC Insurance Group, Inc. 2008 Senior Executive Annual Incentive Plan, which is attached to this Proxy Statement as Annex A (the “Incentive Plan”).  We are establishing the Incentive Plan to replace our 2007 Senior Executive Annual Incentive Plan (the “2007 Plan”) in order to make improvements intended to make the Incentive Plan more beneficial under Section 162(m) of the Code.  These improvements include the addition of a maximum cash bonus per participant and an expanded list of objective performance criteria upon which awards may be based.  In all other respects, the Incentive Plan is substantially identical to the 2007 Plan.  Under the Incentive Plan, the Company may grant cash incentive awards to its executive officers based on the satisfaction of pre-established performance goals set forth in the Incentive Plan.  The purpose of the Incentive Plan is to motivate and reward executive officers of the Company and its subsidiaries through the payment of such annual cash incentive awards.

The Incentive Plan is designed to take into account Section 162(m) of the Code, which generally denies corporate tax deductions for annual compensation exceeding $1,000,000 paid to the chief executive officer and the four other most highly compensated officers of a public company as of the end of the Company’s taxable year (“Covered Employees”).  Certain types of compensation, including performance-based compensation, are excluded from this deduction limit.  In an effort to ensure that compensation payable under the Incentive Plan to Covered Employees will qualify as performance-based compensation, the material terms of the performance goals in the Incentive Plan must be disclosed to and approved by shareholders before the compensation is paid.  The material terms of the Incentive Plan and the performance measures described below are being submitted for approval by our shareholders at the annual meeting.  Upon shareholder approval, we believe that qualified awards payable pursuant to the Incentive Plan will be deductible for federal income tax purposes under most circumstances, but there can be no assurance in this regard.  By approving the Incentive Plan, you will be approving, among other things, the performance measures, eligibility requirements and annual incentive award limits contained therein.

Approval of the Incentive Plan requires that the number of votes cast at the meeting in favor of the proposal exceed the number of votes cast against.

The Plan.  On March 14, 2008, the Compensation Committee of our Board of Directors adopted the Incentive Plan, subject to approval of our shareholders at the annual meeting.  The following description of the material terms of the Incentive Plan is qualified in its entirety by reference to the complete text set forth in Annex A.

Administration.  The Incentive Plan is administered by the Compensation Committee of our Board of Directors.  The Compensation Committee has sole authority to make rules and regulations relating to the administration of the Incentive Plan, and any interpretations and decisions of the Compensation Committee with respect to the Incentive Plan are final and binding.

Eligibility.  The Compensation Committee, in its sole discretion, determines those Covered Employees of the Company who will be eligible to participate in the Incentive Plan for a given period of twelve months or less (a “Plan Year”).  Participation in the Incentive Plan by a participant during a given Plan Year does not entitle continued participation by such participant in any subsequent Plan Year.  Participants are not entitled to receive compensation under the Incentive Plan if the shareholders fail to approve the material terms of the performance goals with respect to such Covered Employees.

Plan Features.  The Incentive Plan provides for the payment of cash incentive awards to participants designated by the Compensation Committee, which payments may be conditioned upon the attainment of such pre-established objective performance goals as the Compensation Committee shall determine.

Awards intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (“Qualified Awards”) must be based solely upon one or more of the following: stock price; premiums (whether written, earned or otherwise); revenues; earnings, including operating earnings; shareholders’ equity (whether including or excluding intangibles); return on equity; assets; return on assets; capital; return on capital; economic value added; operating margins; cash flow; shareholder return; expenses; combined ratio; expense ratio; loss ratio; underwriting results; debt-to-capital ratio; market share; financial strength ratings of our insurance subsidiaries; investment results; or insurance reserves or ratio of insurance reserves to specified measures of capitalization or liabilities; or effecting specified strategic objectives.  Any of these performance criteria may be on a per share basis.  Awards other than Qualified Awards may be described in any terms that are related to the performance of the individual participant or the subsidiary, business unit, division, or department of the Company or the function with any of the foregoing performed by the participant.

The designation of award recipients and the amount of such awards is determined by the Compensation Committee pursuant to the applicable pre-established performance goals and other rules established by the Compensation Committee.

No award under the Incentive Plan granted in any Plan Year to a participant may exceed the lesser of 200% of a participant’s base salary in effect at the beginning of a Plan Year or $2,250,000.

Amendment and Discontinuance. The Board of Directors or the Compensation Committee has the right to modify, suspend, or terminate the Incentive Plan at any time.

New Plan Benefits. Awards under the Incentive Plan are discretionary and will depend on the achievement of established performance goals.  Therefore, it is not possible to determine the amount of the benefits that may become payable under the Incentive Plan.  In March 2008, the Compensation Committee approved cash bonus award levels for our executive officers for 2008 under the Incentive Plan, subject to approval of the Incentive Plan by our shareholders at the annual meeting.  These awards replaced identical awards that had been made in December 2007 under the 2007 Plan.  These target bonus levels were:  100% of base salary for Mr. Byers; and 50% of base salary for Messrs. Divita and White.  For 2008, the target annual bonus amounts for our executive officers under the Incentive Plan, assuming that actual performance against the performance objectives established by the Compensation Committee results in an annual bonus at 100% of the target bonus, would be as follows: Mr. Byers:  $722,800; Mr. Divita:  $182,500; and Mr. White:  $218,400.  Actual bonus amounts could be more or less than the target bonus amounts described above, depending on the actual performance against the performance objectives.

Tax Consequences.  Upon receipt of cash awards under the Incentive Plan, the recipient will have taxable ordinary income for federal income tax purposes, in the year of receipt, equal to the amount of cash received.  Unless limited by Section 162(m) of the Code, we will be entitled to a tax deduction in the amount and at the time the recipient recognizes compensation income.  This discussion of the tax consequences of awards under the Incentive Plan does not purport to be complete in that it discusses only federal income tax consequences and it does not discuss tax consequences that may arise in special circumstances, such as death of the participant.

The Board of Directors recommends a vote FOR the proposal to approve the 2008 senior executive Annual Incentive Plan.

Beneficial Ownership of FPIC Common Stock

Principal Shareholders

The following table sets forth certain information with respect to the only persons known to us that beneficially owned more than five percent of the outstanding shares of FPIC common stock as of March 14, 2008.

	Shares
	Beneficially	Percentage
Name of Beneficial Owner	Owned	of Ownership
Dimensional Fund Advisors, Inc. (1)	899,347	10.27%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
Davis Selected Advisers, L.P. (2)	587,574	5.43%
2949 East Elvira Road, Suite 101
Tuscon, Arizona 85706
Wellington Management Company, LLP (3)	686,207	6.34%
75 State Street
Boston, Massachusetts 02109

(1)
As reported on a Statement on Schedule 13G filed with the SEC on March 5, 2008, Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors, Inc.) (“Dimensional”) is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940.  In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the shares.  All shares reported are owned by advisory clients of Dimensional, no one of which, to the knowledge of Dimensional, owns more than five percent of the class.  Dimensional disclaims beneficial ownership of such shares.

(2)	As reported on a Statement on Schedule 13G filed with the SEC on February 13, 2008.
(3)
As reported on Amendment No. 1 to a Statement on Schedule 13G filed with the SEC on February 14, 2008.  The securities as to which this Schedule 13G is filed by Wellington Management Company, LLP (“Wellington”), in its capacity as investment advisor, are owned of record by clients of Wellington.  Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities.  No such client is known to have such right or power with respect to more than five percent of the class.  In its role as investment advisor, Wellington possesses shared power to vote or to direct the vote of 542,007 shares and shared power to dispose or to direct the disposition of 686,207 shares.

Beneficial Ownership by Directors and Executive Officers

The following table sets forth as of March 14, 2008, the beneficial ownership of FPIC common stock by each of our directors, by each of our executive officers serving as such on December 31, 2007, and all of our directors and executive officers as a group.

	Shares
	Beneficially	Percentage
Name of Beneficial Owner	Owned[1]	of Ownership[2]
John K. Anderson, Jr. [3]	33,800	*
Richard J. Bagby, M.D. [3,4]	24,600	*
Robert O. Baratta, M.D. [3]	69,625	*
John R. Byers [5]	302,608	3.3%
M. C. Harden, III [3]	38,800	*
Kenneth M. Kirschner [3]	24,000	*
Terence P. McCoy, M.D.[3,6]	49,076	*
John G. Rich [3]	1,187	*
Joan D. Ruffier [3]	29,500	*
Guy T. Selander, M.D.[3]	45,900	*
David M. Shapiro, M.D.[3]	41,070	*
Charles Divita, III [7]	45,657	*
Robert E. White, Jr. [8]	98,660	1.1%
All directors and executive officers as of a group (13 persons) [9]	804,483	9.0%

*	Less than 1.0% of the total outstanding shares of FPIC common stock.
1	Shares beneficially owned include unvested restricted shares.
2
Based on an aggregate of (i) the number of shares of FPIC common stock outstanding at March 14, 2008 and (ii) options held by the person shown that are exercisable as of March 14, 2008, or that are exercisable within 60 days of March 14, 2008.

3	Includes shares that may be acquired upon exercise of vested nonqualified options, as follows:
	Mr. Anderson	25,000	Dr. McCoy	15,000
	Dr. Bagby	15,000	Mr. Rich	0
	Dr. Baratta	15,000	Ms. Ruffier	20,000
	Mr. Harden	25,000	Dr. Selander	34,700
	Mr. Kirschner	20,000	Dr. Shapiro	38,000
4	Includes 5,175 shares held for Dr. Bagby’s grandson.
5
Includes (i) 212,318 shares that may be acquired upon the exercise of exercisable options and (ii) 19,324 shares of unvested restricted stock, one-half of which will vest on each of January 26, 2010 and 2012.

6	Excludes 8,200 shares held in trust for Dr. McCoy’s son as to which Dr. McCoy disclaims beneficial ownership.
7	Includes 33,075 shares that may be acquired upon exercise of exercisable options and 1,290 shares held in his account in our 401(k) Plan.
8	Includes 79,325 shares that may be acquired upon exercise of exercisable options.
9
Includes an aggregate of 532,418 shares that may be acquired upon the exercise of exercisable options.  Excludes 8,200 shares held by or on behalf of family members as to which beneficial ownership is disclaimed.

Section 16(a)
Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and related regulations require executive officers, directors and persons who beneficially own more than 10% of the outstanding shares of FPIC common stock:

—	to file reports of their ownership and changes in ownership of common stock with the SEC and NASDAQ; and
—	to furnish us with copies of the reports.

Based solely on written representations from certain persons and on our review of the reports filed, we believe that all filing requirements have been timely met during 2007, except that Mr. Harden filed a late report on Form 5 with respect to the assignment in a prior year of his stock options to a revocable trust controlled by him.

Certain Relationships and Related Transactions

M. C. Harden, III, a director of the Company, is also chairman of the board, president and chief executive officer and a majority shareholder of Harden & Associates, an insurance broker and risk management and employee benefits consultant located in Jacksonville, Florida.  Harden & Associates acts as an agent for First Professionals and for Anesthesiologists Professional Assurance Company.  Harden & Associates earned approximately $390,000 of commission income from us during 2007 as a result of this agency relationship.  Harden & Associates also acts as a broker for us in the procurement of various business insurance coverages.  Harden & Associates earned approximately $67,000 during 2007 as a result of its brokerage relationship with us.

We paid a law firm located in Jacksonville, Florida, of which Kenneth M. Kirschner, Chairman of our Board of Directors, is a shareholder, approximately $193,000 in 2007.  In addition, we paid another law firm, of which Mr. Kirschner is counsel, approximately $363,932 in 2007.

We paid a law firm located in South Florida, of which Edwin Mortell, III, a son-in-law of Robert O. Baratta, M.D., Immediate Past Chairman of our Board of Directors, is a shareholder, approximately $382,647 in 2007.

Policies and Procedures Relating to Transactions with Related Persons

Transactions with related persons are reviewed, approved or ratified in accordance with the policies and procedures set forth in our Code of Conduct and employee handbook, the procedures described below with respect to director and officer questionnaires, and the other procedures described below.

Our Code of Conduct and employee handbook provide that conflicts of interest are prohibited as a matter of Company policy, except when reported to and approved by our Board.  Any employee, officer or director who becomes aware of a conflict or potential conflict is required to bring the matter to the attention of a supervisor, manager or other appropriate personnel.  A conflict of interest exists when an individual’s personal interest, or that of a family member or other related party, is adverse to or otherwise in conflict with the interests of the Company.  Our Code of Conduct and employee handbook set forth several examples of conflicts of interest, including:

—	engaging in business in competition with the Company;
—	executive officers’ serving on the boards of directors of other entities without approval of our Board;
—	having an interest in a company that transacts business with the Company;
—	providing or receiving special treatment to or from persons conducting business with the Company; or
—	giving or receiving gifts in excess of Company guidelines.

Each year we require all our directors, nominees for director and our executive officers to complete and sign a questionnaire in connection with the solicitation of proxies for use at our annual shareholders meeting.  The purpose of the questionnaire is to obtain information, including information regarding transactions with related persons, for inclusion in our proxy statement or annual report.

In addition, we annually review SEC filings made by beneficial owners of more than five percent of any class of our voting securities to determine whether information relating to transactions with such persons needs to be included in our proxy statement or annual report.

Proposal 3
Ratification of Appointment of
Independent Registered Certified Public Accounting Firm

Our Board of Directors has appointed PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) to act as our independent registered certified public accounting firm (“Independent Accounting Firm”) for 2008, subject to satisfactory completion of fee negotiations later in 2008.  PricewaterhouseCoopers was initially appointed and has served as our Independent Accounting Firm since 2000.  Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement, if they desire to do so.

The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Certified Public Accounting Firm for 2008.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for us by PricewaterhouseCoopers for the years ended December 31, 2007 and 2006, were:

	2007	2007 Percentage of Total Fees	2006	2006 Percentage of Total Fees
Audit Fees	$1,056,400	88%	$1,307,000	84%
Audit-Related Fees	—	—	17,900	1%
Tax Fees	137,100	11%	221,200	14%
All Other Fees	10,175	1%	7,500	1%
Total Fees	$1,203,675	100%	$1,553,600	100%

Audit Fees for the years ended December 31, 2007 and 2006, respectively, were for professional services rendered for the audits of our consolidated financial statements and subsidiary audits, including internal control reviews, statutory audits, consents and assistance with review of periodic reports and other documents filed with the SEC, including registration statements.   PricewaterhouseCoopers has represented to us that no professional services of PricewaterhouseCoopers relating to the audit of our financial statements for the most recent year were performed by other than full-time, permanent employees of PricewaterhouseCoopers.

Audit-Related Fees for the years ended December 31, 2007 and 2006, respectively, were for services related to accounting consultations concerning financial accounting and reporting standards.

Tax Fees for the years ended December 31, 2007 and 2006, respectively, were for services related to tax compliance, including the preparation of tax returns, tax planning services and tax advice services and assistance with Internal Revenue Service audits during 2007 and 2006.

All Other Fees for the years ended December 31, 2007 and 2006, respectively, were for software license fees for a technical accounting research tool.

The Audit Committee has considered the nonaudit services provided by PricewaterhouseCoopers during 2007 and believes such services to be compatible with maintaining PricewaterhouseCoopers’ independence.

All decisions regarding selection of independent accounting firms and approval of accounting services and fees are made by the Audit Committee in accordance with the provisions of the Sarbanes-Oxley Act of 2002, the Exchange Act, and the rules thereunder.

All services to be performed for us by our Independent Accounting Firm must be pre-approved by the Audit Committee or a designated member of the Audit Committee pursuant to the committee’s pre-approval policy to ensure that the provision of such services does not impair the independence of our Independent Accounting Firm.

The Audit Committee has adopted procedures for general and specific pre-approval of audit and nonaudit services performed by our Independent Accounting Firm.  Any proposed service exceeding pre-approval levels, or not contemplated by the pre-approval policy, requires specific pre-approval by the Audit Committee.

Audit services pre-approved for 2007 include financial and statutory audits, internal control reviews, services associated with SEC filings and consultations regarding the impact of final or proposed rules, standards and interpretations by the SEC or other regulatory or standard setting bodies.

Audit related services pre-approved for 2007 include due diligence services, agreed-upon or expanded procedures, attestation services and consultations as to accounting or disclosure treatment of transactions not otherwise included in audit services.

Tax services pre-approved for 2007 primarily include services related to federal and state tax compliance and tax planning.

Prohibited services identified by the Audit Committee include services relating to preparation of accounting records or financial statements, information systems design and implementation, appraisal or valuation, internal audit, management, human resources, investment matters, legal issues and actuarial calculations.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and shall not be deemed to be incorporated by reference into any other previous or future filings by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

The Audit Committee of the Board of Directors of the Company is composed of four directors, each of whom has been determined to be independent as defined in the listing standards of NASDAQ.  The Audit Committee has adopted, and annually reviews, a charter outlining the practices it follows.  The charter complies with all current regulatory requirements.  A copy of the charter is available on the Corporate Governance page of our website at www.fpic.com.

The Audit Committee oversees the Company’s accounting, financial reporting and related internal control processes and the audits of the Company’s financial statements.  The Audit Committee also provides assistance to the Board of Directors with respect to its oversight of the integrity of the Company’s financial statements and oversees the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s Independent Accounting Firm, and the performance of the Company’s internal audit function.

The effectiveness of the Audit Committee is evaluated by the Board of Directors as required by the Sarbanes-Oxley Act of 2002 and NASDAQ.  The Board of Directors, after review and consideration, acknowledged the effectiveness of the Audit Committee during 2007.

As set forth in the Audit Committee’s charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements.  Management is also responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.

The Company’s Independent Accounting Firm is responsible for planning and carrying out proper annual audits and quarterly reviews of the Company’s financial statements.  The Company’s Independent Accounting Firm expresses opinions as to (i) the conformity of the annual financial statements with GAAP; and (ii) the effectiveness of the Company’s internal control over financial reporting.

Members of the Audit Committee are not employees of the Company and, as such, it is not the duty or responsibility of the Audit Committee or its members to conduct auditing or accounting reviews or procedures.  In performing their oversight responsibility, members of the Audit Committee rely on information, opinions, reports and statements, including financial statements and other financial data, prepared or presented by officers or employees of the Company, legal counsel, the Company’s Independent Accounting Firm or other persons with professional or expert competence.  Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles, policies or appropriate internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.

Furthermore, the Audit Committee’s considerations and discussions referred to above do not ensure that the audit of the Company’s financial statements by the Company’s Independent Accounting Firm has been carried out in accordance with standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with GAAP or that the Company’s Independent Accounting Firm is in fact “independent.”

During 2007, the Audit Committee held eight meetings, with members of the Company’s senior management participating in all of its meetings and with the Independent Accounting Firm participating in six of its meetings.  The Audit Committee’s agenda includes, when appropriate, separate private sessions with the Company’s Independent Accounting Firm, independent actuary and internal auditor, at which time candid discussions regarding financial management, accounting and internal control issues take place with the Independent Accounting Firm and internal auditor and discussions regarding actuarial assumptions and related issues take place with the independent actuary.  During 2007 and through March 31, 2008, the Company’s Independent Accounting Firm met in private sessions with the Audit Committee seven times; and the Company’s internal auditor met in a private session with the Audit Committee seven times.  The Audit Committee’s chairman, together with members of senior management of the Company, establishes the Audit Committee’s agenda.

During 2007, in connection with its oversight of the Company’s financial reporting process, the Audit Committee, among other things:

—
Reviewed and discussed with management and with representatives of PricewaterhouseCoopers, the Company’s Independent Accounting Firm, the Company’s internal control over financial reporting, including a review of management’s and the Company’s Independent Accounting Firm’s assessment of reports on the effectiveness of the Company’s internal controls over financial reporting and any significant deficiencies or material weaknesses;

—
Considered, reviewed and discussed the Company’s overall audit scope and audited financial statements with management and the Company’s Independent Accounting Firm, including a discussion of the quality of the accounting principles, the reasonableness thereof, significant adjustments, if any, and the clarity of disclosure in the financial statements, as well as critical accounting policies;

—
Reviewed and discussed with management and with representatives of the Company’s Independent Accounting Firm the Company’s unaudited quarterly financial statements contained in its Quarterly Reports on Form 10-Q and its quarterly earnings announcements;

—
Discussed with the Company’s Independent Accounting Firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended by Statement of Auditing Standards No. 90, Audit Committee Communications;

—
Received the written disclosures and the letter from the Independent Accounting Firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, including disclosures with respect to nonaudit services provided by the Independent Accounting Firm;

—
Considered whether the provision of all nonaudit services by the Independent Accounting Firm is compatible with maintaining the Independent Accounting Firm’s independence and discussed such independence with the Company’s Independent Accounting Firm;

—	Recommended to the Board of Directors the engagement of PricewaterhouseCoopers as the Company’s Independent Accounting Firm for the year ended December 31, 2007; and
—
In reliance upon the reports, reviews and discussions described in this report and subject to the limitations on the role and responsibilities of the Audit Committee, certain of which are referred to above and are more fully described in the Audit Committee’s written charter, the Audit Committee further recommended to the Board of Directors and the Board of Directors approved, inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC.

AAudit Committee Report
Submitted by:

John K. Anderson, Jr., Chairman
Terence P. McCoy, M.D.
John G. Rich
Joan D. Ruffier

Additional Information

Other Matters

Our Board of Directors knows of no other matters that may properly be presented to the annual meeting.  If any other matters do properly come before the annual meeting, however, the persons appointed in the accompanying proxy intend to vote the shares represented by such proxy in accordance with their best judgment.

Shareholder Proposals and Nominations

We must receive proposals of shareholders intended to be presented at the 2009 annual meeting of shareholders, on or before December 15, 2008, in order for the proposals to be eligible for inclusion in our proxy statement and proxy materials relating to that meeting.  These proposals should be sent to our principal executive office via facsimile transmission to (904) 633-9579, or by mail to the Office of the Secretary, 225 Water Street, Suite 1400, Jacksonville, Florida 32202, or by e-mail to ir@fpic.com, Attention: Secretary.  Any such proposals must comply with SEC Rule 14a-8.

In addition, under Article I, Section 12 of our bylaws and pursuant to Rule 14a-5(e)(2) of the SEC, a proposal for action to be presented by any shareholder at the annual meeting of shareholders is out of order and will not be acted upon unless:

—	the proposal is specifically described in our notice to all shareholders of the meeting and the matters to be acted upon at the meeting, or
—
the proposal has been submitted in writing to the Secretary by fax, mail or e-mail, has been received at our principal executive office before December 15, 2008, and is an appropriate subject for shareholder action under law.

To be in proper form, a shareholder’s notice to the Secretary regarding nominations for election as a director or business proposed to be brought before any shareholder meeting must set forth the following:

—	the name and address of the shareholder who intends to make the nominations or to propose the business and, if applicable, the name and address of the person or persons to be nominated;
—
a representation that the shareholder is a holder of record of our common stock entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons or to propose the business specified in the notice;

—
if applicable, a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

—
such other information regarding each nominee or each matter of business to be proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or the matter been proposed, by the Board of Directors; and

—	if applicable, the consent of each nominee to serve as director of the Company if so elected.

The chairman of the meeting will refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the foregoing procedure.

Shareholder Communication with Directors

Shareholders who wish to communicate with the Board of Directors or with a particular director may send a letter to the Secretary of the Company at 225 Water Street, Suite 1400, Jacksonville, Florida 32202.  The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.”  All such letters should identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board of Directors or just certain specified individual directors.  The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2007, including financial statements, financial statement schedules and a listing of all exhibits, is contained in our 2007 annual report to shareholders, which is being provided to each shareholder solicited.  We will also furnish upon request a copy of any exhibit, upon payment of a reasonable fee to cover the cost of copying and mailing the exhibit.  Requests should be directed to the attention of Investor Relations, FPIC Insurance Group, Inc., 225 Water Street, Suite 1400, Jacksonville, Florida  32202.  Requests may also be submitted through our website at www.fpic.com, via e-mail at ir@fpic.com or by calling Investor Relations at (904) 354-2482 ext. 3612.

Solicitation of Proxies

The cost of the solicitation of proxies, including preparing and mailing the notice of annual meeting of shareholders, this Proxy Statement and the proxy/voting instruction card, will be borne by us.  Following the mailing of this Proxy Statement, our directors, officers and employees may solicit proxies by telephone, facsimile transmission or other personal contact, for which services such persons will receive no additional compensation.

Brokerage houses and other nominees, fiduciaries and custodians that are holders of record of shares of our common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by us for their charges and expenses in connection therewith at customary and reasonable rates.

Jacksonville, Florida
April 11, 2008

Annex A
FPIC INSURANCE GROUP, INC.

2008 SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN
(effective January 1, 2008)

1.           Purpose.  The compensation policies of FPIC Insurance Group, Inc. (the “Company”) are intended to support the Company's overall objective of enhancing shareholder value.  In furtherance of this philosophy, the FPIC Insurance Group, Inc. 2008 Senior Executive Annual Incentive Plan (the “Plan”) is intended to motivate and reward executive officers of the Company by providing for annual incentive bonuses if annual pre-established performance goals are achieved.  The Plan is also intended to qualify as a performance-based compensation plan under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.           Effective Date.  The Plan shall be effective as of January 1, 2008, upon approval of the Plan by the Company’s shareholders.

3.           Plan Administration.  The Plan shall be administered by the Compensation Committee (“Committee”) of the Company’s Board of Directors (“Board”), which shall consist of members appointed from time to time by the Board.  Each member of the Committee shall be an “outside director” within the meaning of Section 162(m) of the Code.  The Committee shall have full power and authority, subject to the provisions of the Plan and applicable law, to (a) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of the Plan, (b) construe, interpret and administer the Plan and any instrument or agreement relating to the Plan, and (c) make all other determinations and take all other actions necessary or advisable for the administration of the Plan.  Unless otherwise expressly provided in the Plan, each determination made and each action taken by the Committee pursuant to the Plan or any instrument or agreement relating to the Plan (x) shall be within the sole discretion of the Committee, and (y) may be made at any time.  All decisions of the Committee concerning the Plan shall be binding on the Company and its subsidiaries and their respective boards of directors, and on all Participants, their legal representatives and beneficiaries and other persons claiming rights under the Plan.

4.           Eligibility.  The Company's Chief Executive Officer and each other employee of the Company and its subsidiaries that the Committee determines, in its discretion, is or may be a "covered employee" of the Company within the meaning of Section 162(m) of the Code and the regulations adopted thereunder shall be eligible to participate in the Plan for a given period of twelve months or less (a “Plan Year”).  Participation in the Plan by a Participant during a given Plan Year does not entitle continued participation by such Participant in any subsequent Plan Year.

5.           Awards.

(a)           Initial Designations.  Prior to or within ninety (90) days after the commencement of each Plan Year, the Committee shall designate the following:

(i)             The persons who will participate (the “Participants”) in the Plan for the Plan Year.

(ii)             The Performance Criteria, as defined herein, which will apply to Awards for the Plan Year.

(iii)             The Performance Goals, as defined herein, to be met in order for Participants to earn Awards for the Plan Year.

(iv)             The payout matrix or formula for such Performance Criteria and Performance Goals.

(b)           Forms of Awards.  Awards under this Plan (“Awards”) will be bonus payments in an amount determined in accordance with the applicable payout matrix or formula.  Subject to Section 8(f) hereof, Awards shall be paid to the Participants in cash.

(c)           Performance Criteria. The Committee shall use any one or more of the following performance criteria (“Performance Criteria”) to establish Performance Goals:

(i)            Awards intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (“Qualified Awards”) shall be based solely upon one or more of the following:  stock price; premiums (whether written, earned or otherwise); revenues; earnings, including operating earnings; shareholders’ equity (whether including or excluding intangibles); return on equity; assets; return on assets; capital; return on capital; economic value added; operating margins; cash flow; shareholder return; expenses; combined ratio; expense ratio; loss ratio; underwriting results; debt-to-capital ratio; market share; financial strength ratings of our insurance subsidiaries; investment results; or insurance reserves or ratio of insurance reserves to specified measures of capitalization or liabilities; or effecting specified strategic objectives.  Any of the Performance Criteria may be on a per share basis.

(ii)            Awards other than Qualified Awards may be described in any terms that are related to the performance of the individual Participant or the Company or a subsidiary of subsidiaries of the Company, a business unit, division, department or other portion thereof or the function with any of the foregoing performed by the Participant.

The Committee may specify any reasonable definition of the financial or other measures it uses.  Such definitions may provide for reasonable adjustments and may include or exclude items, including but not limited to the following: realized investment gains and losses; extraordinary, unusual or non-recurring items; effects of accounting changes; currency fluctuations; acquisitions; divestitures; financing activities; recapitalizations, including stock splits and dividends; expenses for restructuring or productivity initiatives; and other non-operating items.  Performance Criteria may be based on the performance of the Company, a subsidiary or subsidiaries of the Company, a business unit, division, department, or other portion thereof, a product line or products, or any combination of the foregoing or upon a comparison of such performance with the performance of a peer group or other measure selected or defined by the Committee.

(d)           Performance Goals.  For each Plan Year, the Committee shall establish levels of performance (the “Performance Goals”), the outcome of which is substantially uncertain at the time so established, for each of the Performance Criteria designated by the Committee for the Plan Year against which actual performance is to be measured to determine the amount of Awards.

    6.           Determination and Payment of Awards.

(a)           Determination of Awards.  As soon as practicable after the end of the Plan Year, the Committee will determine the amount of the Award or Awards earned by each Participant, based upon application of the matrix or payout formula specified in Section 5 hereof.  The Committee will make payments promptly after determination of the Awards unless payment of an Award has been deferred pursuant to Section 8(f) hereof.  With respect to Qualified Awards such Committee determination must include a certification in writing that the Performance Goals and any other material terms of the Award were in fact satisfied; provided, that minutes of the Committee meeting (or any action by written consent) shall satisfy the written certification requirement.

(b)           Limitation on Awards.  Notwithstanding anything herein to the contrary, the Awards for a Participant with respect to a Plan Year shall equal no more than the lesser of 200% of the Participant's base salary in effect on January 1 of the applicable Plan Year or $2,250,000.

(c)           Qualified Awards; Shareholder Approval.  It is intended that the Plan be administered, interpreted and construed so that Qualified Awards satisfy the applicable requirements for the performance-based compensation exception under Section 162(m) of the Code.  Qualified Awards shall be contingent upon approval of the Plan by the Company’s shareholders in accordance with Section 162(m) of the Code and the regulations thereunder.

(d)           Eligibility for Payment of Awards.  Subject to Section 8(f) hereof, a Participant will be eligible to receive his or her Award if he or she is employed by the Company or one of its subsidiaries as of the date on which the Award is to be paid.  Subject to the terms of any contractual arrangements to the contrary, Participants who leave the employment of the Company and its subsidiaries before, or who otherwise are not employed by the Company or one of its subsidiaries on, the date the Award is to be paid, whether involuntarily or voluntarily, are ineligible to receive payment of the Award; provided, however, that the Committee may, in its sole and complete discretion, determine to pay an Award in the event termination was the result of death, disability, retirement, a reduction in workforce, or other reason.

7.           Termination, Suspension or Modification of the Plan. The Plan may be amended or terminated by the Board or Committee.  All amendments to the Plan, including any amendment to terminate the Plan, shall be in writing.  An amendment, other than an amendment to terminate the Plan, shall not be effective without the prior approval of the shareholders of the Company if such approval is necessary to continue to qualify Qualified Awards as “qualified performance-based compensation” under Section 162(m) of the Code and the regulations thereunder, Securities and Exchange Commission regulations, the rules of The NASDAQ Stock Market or any other applicable exchange, or any other applicable law or regulations.  Unless otherwise expressly provided by the Board or Committee, no amendment to the Plan shall apply to Awards made before the effective date of the amendment.  A Participant's rights with respect to any Awards made to him or her may not be abridged by any amendment, modification or termination of the Plan, without his or her individual consent.

8.           Miscellaneous.

(a)           No Assignments.  No Award shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability that is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of a Participant prior to actually being received by the Participant or his or her designated beneficiary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, or otherwise dispose of any right to an Award shall be void.

(b)           No Right of Employment.  Neither the adoption of the Plan nor the determination of eligibility to participate in the Plan nor the granting of an Award shall confer upon any person, including any Participant, any right to continue in the employ of the Company or any of its subsidiaries or interfere in any way with the right of the Company or the subsidiary to terminate such employment at any time.

(c)           Tax Withholding.  The Company shall have the right to withhold the amount of any tax attributable to amounts payable under the Plan.

(d)           Governing Law.  The Plan and all determinations under the Plan shall be governed by and construed in accordance with the laws of the State of Florida.

(e)           Other Plans.  Nothing in this Plan shall be construed as limiting the authority of the Committee, the Board, the Company or any subsidiary of the Company to establish any other compensation plan or as in any way limiting its or their authority to pay bonuses or supplemental compensation to any person employed by the Company or any subsidiary of the Company, whether or not such person is a Participant in this Plan and regardless of how the amount of such compensation or bonus is determined.

(f)           Deferrals of Awards. A Participant may elect to defer payment of his or her cash Award if deferral of an Award is permitted pursuant to the terms of a deferred compensation program of the Company (or a subsidiary) existing at the time the election to defer is made and the Participant complies with the terms of such program.

(g)           Committee Members Not Liable.  The Committee shall be entitled to rely upon certificates of appropriate officers of the Company with respect to financial, statistical or other data in order to determine whether the Performance Goals have been met.  The Committee and its members shall not be liable for any action, inaction or determination made in good faith with respect to the Plan.

The undersigned, Secretary of FPIC Insurance Group, Inc., hereby certifies that the above 2008 Senior Executive Annual Incentive Plan was adopted by the Board of Directors of FPIC Insurance Group, Inc. at a meeting held on March 14, 2008.

By:	/s/ T. Malcom Graham
T. Malcom Graham
Secretary

PROXY/VOTING INSTRUCTION CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FPIC INSURANCE GROUP, INC.

ANNUAL MEETING OF SHAREHOLDERS

June 6, 2008

The undersigned shareholder hereby appoints Pamela Deyo Harvey and Becky A. Thackery, or either of them, as proxies, with full power of substitution, to vote all shares of common stock of FPIC Insurance Group, Inc. (“FPIC”) held of record by the undersigned on April 1, 2008, that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders of FPIC on June 6, 2008, and at any adjournment or postponement thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the other side of this card.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES AND “FOR” EACH PROPOSAL.

Your vote is important.  Please sign and date on the reverse side and return promptly in the enclosed postage-paid envelope.

This proxy will be voted as directed, or, if no directions are given, the proxy will be voted “FOR” election of all nominees for director listed on the other side of this card.  If any other matters are properly presented for consideration at the meeting, the proxies are authorized to vote on those matters according to their best judgment.  The undersigned hereby revokes any proxy heretofore given to any person or persons whomsoever (other than the proxies named above).

[Continued and to be dated and signed on reverse side.]

FPIC INSURANCE GROUP, INC.

This Proxy will be voted as directed. If no direction is made, it will be voted “FOR” the proposal set forth below. The Board of Directors recommends a vote “FOR” each nominee.

Proposal No. 1. Election of Directors. Nominees: 01) Kenneth M. Kirschner 02) David M. Shapiro, M.D.

FOR ALL 0	WITHHOLD ALL 0	FOR ALL EXCEPT 0	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the numbers(s) of the nominee(s) on the line below.

Proposal No. 2. Approval of the adoption of the FPIC Insurance Group, Inc. 2008 Senior Executive Annual Incentive Plan.

0 FOR		0 AGAINST	0 ABSTAIN

Proposal No. 3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for 2008

0 FOR		0 AGAINST	0 ABSTAIN

Account No.		Date:
, 2008

Signature(s)

PLEASE DATE THIS PROXY AND SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR(S) HEREON.  WHERE MORE THAN ONE OWNER IS SHOWN, EACH SHOULD SIGN.  WHEN SIGNING IN A FIDUCIARY OR REPRESENTATIVE CAPACITY, PLEASE GIVE FULL TITLE.  IF ANY PROXY IS SUBMITTED BY A CORPORATION, IT SHOULD BE EXECUTED IN FULL CORPORATE NAME BY A DULY AUTHORIZED OFFICER.  IF ANY PROXY IS SUBMITTED BY A PARTNERSHIP, IT SHOULD BE EXECUTED IN THE PARTNERSHIP NAME BY AN AUTHORIZED PERSON.